Exhibit 10.13

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

September 20, 2012

by and among

TOMKINS FINANCE LIMITED

TOMKINS ENGINEERING LIMITED

TOMKINS OVERSEAS INVESTMENTS LIMITED

TOMKINS INVESTMENTS LIMITED

TOMKINS SC15 LIMITED

TOMKINS LUXEMBOURG S.À.R.L.

TOMKINS AMERICAN INVESTMENTS S.À.R.L.

TOMKINS INVESTMENTS COMPANY S.À.R.L.

MONTISK INVESTMENTS NETHERLANDS CV

TOMKINS AUTOMOTIVE COMPANY S.À.R.L.

and, solely for purposes of Section 10.6,

TOMKINS LIMITED

and

QS0001 CORP.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		28

4.1	Organization	28
4.2	Due Authorization	28
4.3	No Conflict	28
4.4	Litigation and Proceedings	28
4.5	Governmental Authorities; Consents	29
4.6	Financial Ability	29
4.7	Brokers’ Fees	30
4.8	Solvency	30
4.9	Acquisition of Interests for Investment	30
4.10	No Outside Reliance	30
4.11	No Additional Representations or Warranties	31

ARTICLE V. COVENANTS OF SELLERS		31

5.1	Conduct of Business	31
5.2	Inspection	33
5.3	HSR Act and Foreign Antitrust Approvals	34
5.4	No Solicitation	34
5.5	Restructuring	35
5.6	Cooperation with Financing	35
5.7	Delivery of Financial Statements	37
5.8	Termination of Affiliate Transactions	37
5.9	Insurance	38
5.10	Additional Structuring	38

ARTICLE VI. COVENANTS OF ACQUIROR		38

6.1	HSR Act and Foreign Antitrust Approvals	38
6.2	Indemnification	39
6.3	Employment Matters	40
6.4	Use of Names and Trademarks	42
6.5	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	42
6.6	Financing	43
6.7	Letters of Credit; Guarantees	45

ARTICLE VII. JOINT COVENANTS		45

7.1	Support of Transaction	45
7.2	Tax Matters	46
7.3	Exclusive Contracts; Shared Contracts	51

ARTICLE VIII. CONDITIONS TO OBLIGATIONS		53

8.1	Conditions to Obligations of Acquiror and Sellers	53
8.2	Conditions to Obligations of Acquiror	54
8.3	Conditions to Obligations of Sellers	54

ARTICLE IX. TERMINATION/EFFECTIVENESS		55

9.1	Termination	55
9.2	Effect of Termination; Termination Fees	56

ARTICLE X. INDEMNIFICATION		58

10.1	Non-Survival of Representations, Warranties and Pre-Closing Covenants	58
10.2	Indemnification	59
10.3	Indemnification Procedures	61
10.4	Limitations on Indemnification	61
10.5	Indemnification Sole and Exclusive Remedy	63
10.6	Guaranty of Indemnity Obligations	63

ARTICLE XI. MISCELLANEOUS		63

11.1	Waiver	63
11.2	Notices	63
11.3	Assignment	64
11.4	Rights of Third Parties	65
11.5	Expenses	65
11.6	Governing Law	65
11.7	Captions; Counterparts	65
11.8	Schedules and Exhibits	65
11.9	Entire Agreement	66
11.10	Amendments	66
11.11	Publicity	66
11.12	Severability	66
11.13	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	66
11.14	Specific Enforcement	67

Schedules

Schedule 1.1(A)	Company Exclusive Contracts
Schedule 1.1(C)	Retained Liabilities
Schedule 1.1(D)	Retained Plans
Schedule 1.1(E)	Shared Contracts
Schedule 1.1(F)	Tomkins Exclusive Contracts
Schedule 2.6	Calculation of Closing Date Working Capital
Schedule 2.7	Withholding
Schedule 3.4	Exceptions to No Conflict Representation
Schedule 3.5	Governmental Authorities; Consents
Schedule 3.6	Capitalization
Schedule 3.7	Financial Statements
Schedule 3.8	Liabilities
Schedule 3.10	Litigation
Schedule 3.11	Legal Compliance
Schedule 3.12	Material Contracts
Schedule 3.13	Company Benefit Plans
Schedule 3.14	Labor Relations
Schedule 3.15	Taxes
Schedule 3.16	Permits
Schedule 3.17	Title to Machinery, Equipment and Other Tangible Property
Schedule 3.18	Real Property
Schedule 3.19	Intellectual Property
Schedule 3.20	Sufficiency of Assets
Schedule 3.21	Environmental Matters
Schedule 3.22	Brokers’ Fees
Schedule 4.3	Exceptions to No Conflict Representation
Schedule 4.5	Governmental Authorities; Consents
Schedule 4.7	Brokers’ Fees
Schedule 5.1	Conduct of Business
Schedule 5.5	Restructuring
Schedule 5.8	Contracts
Schedule 6.3(c)	Benefit Plans
Schedule 6.3(d)	Retention Unit Employees
Schedule 6.5(a)	Pre-Closing Counsel
Schedule 6.7(a)	Letters of Credit
Schedule 6.7(b)	Guarantees
Schedule 10.3(c)	Third Party Claims

Exhibits

Exhibit A	Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 20, 2012, is entered into by and among TOMKINS FINANCE LIMITED, a private limited company organized under the laws of England and Wales (“Tomkins Finance”), TOMKINS ENGINEERING LIMITED, a private limited company organized under the laws of England and Wales (“Tomkins Engineering”), TOMKINS OVERSEAS INVESTMENTS LIMITED, a private limited company organized under the laws of England and Wales (“Tomkins Overseas Investments”), TOMKINS INVESTMENTS LIMITED, a private limited company organized under the laws of England and Wales (“Tomkins Investments UK”), TOMKINS SC15 LIMITED, a private limited company organized under the laws of England and Wales (“Tomkins SC15”), TOMKINS LUXEMBOURG S.À.R.L, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Tomkins Luxembourg”), TOMKINS AMERICAN INVESTMENTS S.À.R.L, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Tomkins American Investments”), TOMKINS INVESTMENTS COMPANY S.À.R.L, a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Tomkins Investments Luxembourg”), MONTISK INVESTMENTS NETHERLANDS CV, a limited partnership (Commanditaire Vennootschap) organized under the laws of the Netherlands (“Montisk Investments”), TOMKINS AUTOMOTIVE COMPANY S.À.R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg (“Tomkins Automotive Luxembourg” and, together with Tomkins Finance, Tomkins Engineering, Tomkins Overseas Investments, Tomkins Investments UK, Tomkins SC15, Tomkins Luxembourg, Tomkins American Investments, Tomkins Investments Luxembourg, and Montisk Investments, each a “Seller” and collectively the “Sellers”), QS0001 Corp., a Delaware corporation (“Acquiror”), and solely for purposes of Section 10.6, Tomkins Limited, a private limited company organized under the laws of England and Wales (the “Tomkins Guarantor”). Sellers and Acquiror are each herein referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Sellers, through the Companies, are engaged in the design, manufacture and sale of air distribution and ventilation products for residential and non-residential buildings and air movement and control products for industrial and infrastructure applications, in each case primarily in North America (the “Business”);

WHEREAS, Sellers are the record and beneficial owners of all of the issued and outstanding equity interests of Selkirk Americas, LP, a Delaware limited partnership (“Selkirk Americas”), Selkirk IP, LLC, a Delaware limited liability company (“Selkirk IP”), Industrias Selkirk de Mexico, S.A. de C.V., a variable stock corporation organized under the laws of Mexico (“Selkirk Mexico”), Ruskin de Mexico, S.A. de C.V., a variable stock corporation organized under the laws of Mexico (“Ruskin Mexico”), Tomkins Mauritius Company Limited, a private company limited by shares organized under the laws of the Republic of Mauritius (“Tomkins Mauritius”), Air Systems Components Investments China Ltd., a private limited company organized under the laws of England and Wales (“Air Systems UK”), Trion (Deutschland) GmbH, a limited liability company organized under the laws of Germany

(“Trion”), Beta Naco Ltd., a private limited company organized under the laws of England and Wales (“Beta Naco”), Ruskin Thailand Holdings, LLC, a Delaware limited liability company (“Ruskin Holdings”), Ruskin (Thailand) Co., Ltd., a private limited company organized under the laws of Thailand (“Ruskin Thailand”), Tomkins US, LP, a Delaware limited partnership (“Tomkins US”), AMP Industrial Mexicana, S.A. de C.V., a variable stock corporation organized under the laws of Mexico (“AMP Industrial”), Aplicadores Mexicanos, S.A. de C.V., a variable stock corporation organized under the laws of Mexico (“Aplicadores Mexicanos”) and Ruskin Company Canada Inc., a corporation organized under the laws of Canada (“Ruskin Canada”), as further described on Schedule 3.6 attached hereto;

WHEREAS, in order to induce Sellers to enter into this Agreement, simultaneously with the execution of this Agreement, Canada Pension Plan Investment Board, a federal Crown corporation (the “Guarantor”) has delivered to Sellers a limited guaranty (the “Acquiror Guaranty”) in favor of the Sellers with respect to the matters set forth therein; and

WHEREAS, the Parties desire that, at the Closing (as defined below), Sellers shall sell and transfer to Acquiror, and Acquiror shall purchase from Sellers, all of the Equity Interests (as defined below) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“30% Rule” has the meaning specified in Section 5.10.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 9.1(c).

“Acquiror Guaranty” has the meaning specified in the recitals.

“Acquiror Indemnified Parties” has the meaning specified in Section 10.2(a).

“Acquiror Tax Period” means any Tax period beginning after the Closing Date, and in addition, the portion of any Straddle Tax Period beginning immediately after the Closing Date.

“Action” means any claim, action, suit, audit, assessment or arbitration or any proceeding or investigation by or before any Governmental Authority.

“Additional Expenses” has the meaning specified in Section 9.2(e).

“Additional Structuring” has the meaning specified in Section 5.10.

“Adjustment Amount” has the meaning specified in Section 2.6(g).

“Adjustment Report” has the meaning specified in Section 2.6(e).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided that for purposes of this Agreement, it is understood that (x) the Companies shall be deemed to be Affiliates of Sellers prior to the Closing and Affiliates of Acquiror following the Closing, (y) the only other Persons to be deemed Affiliates of any Seller shall be Tomkins Guarantor and its post-Closing Subsidiaries and (z) Tomkins Guarantor and its Subsidiaries shall not be deemed to be Affiliates of Acquiror.

“Agreement” has the meaning specified in the preamble hereto.

“Air Systems UK” has the meaning specified in the recitals.

“Alternative Financing” has the meaning specified in Section 6.6.

“AMP Industrial” has the meaning specified in the recitals.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any of the Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Aplicadores Mexicanos” has the meaning specified in the recitals.

“Assumed Retention Units” has the meaning specified in Section 6.3(d).

“Auditor” has the meaning specified in Section 2.6(e).

“Beta Naco” has the meaning specified in the recitals.

“Business” has the meaning specified in the recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Carve-Out Financial Statements” has the meaning specified in Section 3.7.

“Cash” means, as of any time, all cash and cash equivalents (other than checks in transit) held by the Companies at such time and determined in accordance with IFRS.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” means the Cash of the Companies as of the close of business on the Closing Date up to a maximum of $15,000,000.

“Closing Date Indebtedness” means the Indebtedness of the Companies as of the close of business on the Closing Date.

“Closing Date Statement” has the meaning specified in Section 2.6(b).

“Closing Date Working Capital” means the Net Working Capital of the Companies as of the close of business on the Closing Date.

“Closing Purchase Price” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning specified in Section 4.6.

“Companies” shall mean the Conveyed Entities and their respective Subsidiaries (which, for the avoidance of doubt, will not include the Joint Venture or the Seller Retained Entities).

“Company Assignment Consent” has the meaning specified in Section 7.3(a).

“Company Benefit Plan” means each material “employee benefit plan”, as defined in Section 3(3) of ERISA and each severance, incentive or bonus, deferred compensation, profit sharing, retirement, welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive or other employee benefit plan, program, agreement or arrangement, which covers any current or former director, officer, employee or consultant of any Company and is sponsored, maintained, contributed to or required to be contributed to by any Company or its ERISA Affiliates and for the avoidance of doubt shall include each plan, program, agreement or arrangement set forth on Schedule 3.13(a).

“Company Contract Assignee” has the meaning specified in Section 7.3(a).

“Company Exclusive Contracts” means those Contracts executed by one of the Sellers or their respective post-Closing Subsidiaries that pertain exclusively or nearly exclusively to the Business, including those set forth on Schedule 1.1(A), but shall not include any Contracts constituting or evidencing (x) Indebtedness or (y) any form of hedging, swaps or other derivatives Contracts or financial instruments.

“Continuing Employees” has the meaning specified in Section 6.3(b).

“Contract” means any legally binding contract, agreement, subcontract, lease or purchase order.

“Conveyed Entities” means Selkirk Americas, Selkirk IP, Selkirk Mexico, Ruskin Mexico, Tomkins Mauritius, Air Systems UK, Trion, Beta Naco, Ruskin Holdings, Ruskin Thailand, Tomkins US, AMP Industrial, Aplicadores Mexicanos and Ruskin Canada.

“CTA 2010” means the United Kingdom Corporation Tax Act 2010, as amended.

“Current Representation” has the meaning specified in Section 6.5(a).

“Debt Commitment Letter” has the meaning specified in Section 4.6.

“Debt Documents” has the meaning specified in Section 6.6.

“Debt Financing” has the meaning specified in Section 4.6.

“Deficit Amount” has the meaning specified in Section 2.6(h).

“Designated Person” has the meaning specified in Section 6.5(a).

“Dispute Notice” has the meaning specified in Section 2.6(d).

“Environmental Laws” means any and all applicable foreign, U.S. federal, state or local laws, statutes, ordinances, rules or regulations relating to Hazardous Materials or the protection of the environment, in each case as in effect on and as interpreted as of the date hereof.

“Equity Commitment Letter” has the meaning specified in Section 4.6.

“Equity Interests” means all of the equity interests in each of the Conveyed Entities and the Joint Venture Interest.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Cash” has the meaning specified in Section 2.6(a).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.6(a).

“Estimated Closing Date Statement” has the meaning specified in Section 2.6(a).

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.6(a).

“Estimated NWC Adjustment Amount”, which may be positive or negative, means the Estimated Closing Date Working Capital minus the Working Capital Target.

“Exchange Ratio” has the meaning specified in Section 6.3(d).

“Existing Policy” has the meaning specified in Section 5.9.

“Final Closing Date Statement” means the Closing Date Statement on which Sellers and Acquiror agree (or are deemed to have agreed pursuant to Section 2.6(f)).

“Financing” has the meaning specified in Section 4.6.

“First Retention Unit Tranche” has the meaning specified in Section 6.3(d).

“Foreign Benefit Plan” has the meaning specified in Section 3.13(b)(iv).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any domestic or foreign federal, state, provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court, tribunal, arbitrator or arbitral body.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning specified in Section 10.6.

“Hazardous Material” means any (i) pollutant, contaminant or chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or by-product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl or (vi) any other substance, material or waste, in each case, that is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Increase Amount” has the meaning specified in Section 2.6(h).

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such

Person under letters of credit or related reimbursement agreement to the extent such letters of credit have been drawn, (iv) all liabilities of such Person for accrued but unpaid interest and for unpaid prepayment penalties or premiums payable in connection with retirement or prepayment of such liabilities and obligations as of the Closing and (v) all liabilities of such Person for guarantees of another Person in respect of liabilities of the type set forth in the foregoing clauses, determined, in the case of each of clauses (i), (ii), (iii) and (iv) in accordance with GAAP.

“Indemnified Party” means the Person or Persons entitled to indemnification pursuant to the provisions of Section 10.2.

“Indemnifying Party” means the Person or Persons having the obligation to indemnify another Person pursuant to the provisions of Section 10.2.

“Intellectual Property” means any and all intellectual property rights and related priority rights protected, created or arising under the Laws of any jurisdiction or under any international convention, including all (i) utility and design patents and patent applications (including industrial design registrations and applications), (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications and intent-to-use registrations or similar reservations of marks (including the goodwill associated and symbolized by any of the foregoing), (iii) registered and unregistered, and applications for registration of, copyrights, mask works and works of authorship and moral rights, (iv) internet domain names and (v) trade secrets, know how, confidential and proprietary information and other similar proprietary rights.

“Joint Venture” means Ruskin Titus Gulf Manufacturing LLC, a limited liability company organized under the laws of the United Arab Emirates.

“Joint Venture Interest” means the 147 ordinary shares of the Joint Venture held by Tomkins Finance.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease” has the meaning specified in Section 3.18.

“Leased Real Property” means all real property leased by any Company, the lease of which provides for annual rental payments in excess of $50,000.

“Lenders” has the meaning specified in Section 4.6.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” has the meaning specified in Section 10.2(a).

“Marketing Period” means a period of not less than twenty (20) consecutive Business Days commencing with the date on which the Sellers have provided the Acquiror with the Required Information; provided, that (i) if the Marketing Period shall not have ended prior to

December 19, 2012, it shall not commence prior to January 3, 2012 and (ii) for purposes of calculating such twenty (20) consecutive Business Day period, the days from and including November 21, 2012 and November 23, 2012 shall not be counted as Business Days; provided, further, that the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period:

(A) any Company has publicly announced its intention to, or determines that it must, restate the Carve-Out Financial Statements or any of the financial statements delivered pursuant to Section 5.7, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Carve-Out Financial Statements or financial statements delivered pursuant to Section 5.7 have been amended and updated or such Company has publicly announced that it has concluded no such restatement is required (or, if no prior public announcement on the subject was made, such restatement is no longer under active consideration); or

(B) the applicable independent accountants of any Company shall have withdrawn any audit opinion with respect to any financial statements delivered pursuant to Section 5.7(a) for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to Acquiror.

“Material Adverse Effect” means any fact, event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Companies taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof; (ii) general economic, political or business conditions or changes therein (including commencement, continuation or escalation of war, armed hostilities or national or international calamity); (iii) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein; (iv) seasonal fluctuations in the business of the Companies; (v) any change generally affecting the industries in which the Companies operate; (vi) the entry into or announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement; (vii) the taking of any action required by this Agreement; (viii) any act of God or natural disaster; (ix) any acts of terrorism or change in geopolitical conditions; (x) any failure of any Company to meet any projections or forecasts (provided, that any change or effect underlying such failure to meet projections or forecasts may be taken into account in determining whether there has been or will be a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (xi) any action taken by or on behalf of any Company at the written request of Acquiror; provided, further, that (A) in the case of the foregoing clauses (ii), (iii), (v), (viii) and (ix), except to the extent that such matters materially and disproportionately impact the Companies (taken as a whole) relative to other businesses in the industries in which the Companies operate.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Montisk Investments” has the meaning specified in the preamble.

“Net Working Capital” means (whether positive or negative) the result of Working Capital Assets minus Working Capital Liabilities.

“Owned Real Property” means all real property owned by any Company, together with all improvements and fixtures presently or thereafter located thereon or attached or appurtenant thereto or buildings or structures owned by any Company and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Parties” has the meaning specified in the preamble hereto.

“Permits” has the meaning set forth in Section 3.16.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or that are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (x) are matters of record, (y) would be disclosed by a current, accurate survey or physical inspection of such real property or (z) do not materially interfere with the present uses of such real property and (v) Liens securing payment, or any other obligations, of the Companies with respect to Indebtedness of the Companies (excluding guarantees of Indebtedness of the Sellers and their Affiliates).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or other entity of any kind.

“Pinafore” has the meaning specified in Section 6.3(d).

“Pinafore Equity Plan” has the meaning specified in Section 6.3(d).

“Post-Closing Date Tax Returns” has the meaning specified in Section 7.2(b).

“Post-Closing Representation” has the meaning specified in Section 6.5(a).

“Pre-Closing Counsel” has the meaning specified in Section 6.5(a).

“Prime Rate” means the prime rate of interest published in the “Money Rates” column of the Eastern Edition of the Wall Street Journal (or the average of such rates if more than one rate is indicated) on the Closing Date.

“Purchase Price” has the meaning specified in Section 2.2.

“Relief” means (i) any relief, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains or (ii) any right to repayment or recovery of or saving of Tax, and in each case any reference to the use or set off of a Relief shall be construed accordingly.

“Representatives” has the meaning specified in Section 5.4.

“Required Information” means (a) the financial statements required to be delivered pursuant to Section 5.7(a) and (b) the information described in the first clause (ii) of Section 5.6; provided that Acquiror shall be responsible for the accuracy and timely provision of any post-Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information requested by Acquiror to be delivered by the Sellers (excluding the portion of any such information provided by the Sellers pursuant to clauses (a) or (b) above).

“Restructuring” has the meaning set forth in Section 5.5.

“Retained Business” means all of the business activities of Tomkins Guarantor and its Subsidiaries (including the Sellers), in each case other than the Business, the Companies (other than Tomkins Building Products, Inc., Tomkins Industries, Inc. and Tomkins US, except to the extent set forth herein) and the Joint Venture.

“Retained Liabilities” means those liabilities set forth on Schedule 1.1(C).

“Retained Plans” means the Company Benefit Plans identified on Schedule 1.1(D).

“Retained Retention Unit Tranche” has the meaning specified in Section 6.3(d).

“Retention Award Letters” has the meaning specified in Section 6.3(d).

“Retention Unit Employees” has the meaning specified in Section 6.3(d).

“Retention Units” has the meaning specified in Section 6.3(d).

“Rollover Units” has the meaning specified in Section 6.3(d).

“Ruskin Canada” has the meaning specified in the recitals.

“Ruskin Holdings” has the meaning specified in the recitals.

“Ruskin Mexico” has the meaning specified in the recitals.

“Ruskin Thailand” has the meaning specified in the recitals.

“Section 338(g) Election” has the meaning specified in Section 7.2(g).

“Section 9.1(d) Notice” has the meaning specified in Section 9.1(d).

“Securities Act” has the meaning specified in Section 4.9.

“Selkirk Americas” has the meaning specified in the recitals.

“Selkirk IP” has the meaning specified in the recitals.

“Selkirk Mexico” has the meaning specified in the recitals.

“Seller Cure Period” has the meaning specified in Section 9.1.

“Seller Indemnified Parties” has the meaning specified in Section 10.2(b).

“Seller Retained Entities” means Dexter Axle Company, Hytec, Inc., Aquatic Co., Dexter Axle Acquisition Corporation, MD Property Holding Co., Philips Products, Inc., Ventline, Inc., Carroll Shelby Industries, Inc., Bath Fixtures Corporation, Conergics Corporation, Tomkins Automotive Holding Company, Tomkins North American Retirement Board, LLC, and Tomkins Consulting Services India Pte. Ltd.

“Seller Tax Asset” has the meaning specified in Section 10.2(a)(iv).

“Seller Tax Indemnity Expiration Date” has the meaning specified in Section 10.1.

“Seller Tax Period” shall mean any Tax period ending on or before the Closing Date, and in addition, the portion of any Straddle Tax Period ending on (and including) the Closing Date.

“Seller Tax Refund” has the meaning specified in Section 7.2(e).

“Separation Consent” has the meaning specified in Section 7.3(a).

“Settlement Date” has the meaning specified in Section 2.6(f).

“Shared Contracts” means those Contracts executed by one of the Companies or one of the Sellers or their respective post-Closing Subsidiaries that pertain to both the Retained Business and the Business but that do not qualify as Company Exclusive Contracts or Tomkins Exclusive Contracts, including those set forth on Schedule 1.1(E).

“Specified Persons” has the meaning specified in Section 9.2(c).

“Straddle Tax Period” shall mean any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation, limited liability company or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surrender” means (i) the surrender or claim of group relief to or by Sellers and their Affiliates or the Companies pursuant to the provisions of Part 5 of CTA 2010 or (ii) the reallocation of gain or loss or degrouping charge pursuant to the provisions of Sections 171A or 179A of the United Kingdom Taxation of Chargeable Gains Act 1992 or Section 792 of the United Kingdom Corporation Tax Act 2009.

“Surviving Provisions” has the meaning specified in Section 9.2(a).

“Tax Contest” has the meaning specified in Section 7.2(f).

“Tax Offset” has the meaning specified in Section 10.4(c).

“Tax Returns” means any and all reports, returns, declarations, statements, disclosures or forms required to be supplied to or filed with a Governmental Authority with respect to Taxes.

“Taxes” means (i) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, environmental, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any Governmental Authority and (ii) any interest, fines, penalties or additions imposed by any Governmental Authority in connection with any items described in clause (i).

“Terminating Acquiror Breach” has the meaning specified in Section 9.1(c).

“Terminating Seller Breach” has the meaning specified in Section 9.1(b).

“Termination Date” means December 31, 2012.

“Termination Fee” has the meaning specified in Section 9.2(b).

“Third Retention Unit Tranche” has the meaning specified in Section 6.3(d).

“Third-Party Claim” has the meaning specified in Section 10.3(b).

“Tomkins American Investments” has the meaning specified in the preamble.

“Tomkins Assignment Consent” has the meaning specified in Section 7.3(a).

“Tomkins Automotive Luxembourg” has the meaning specified in the preamble.

“Tomkins Contract Assignee” has the meaning specified in Section 7.3(a).

“Tomkins Engineering” has the meaning specified in the preamble.

“Tomkins Exclusive Contracts” means those Contracts executed by one of the Companies that pertain exclusively or nearly exclusively to the Retained Business, including those set forth on Schedule 1.1(F).

“Tomkins Finance” has the meaning specified in the preamble.

“Tomkins Guarantor” has the meaning specified in the preamble.

“Tomkins Investments Luxembourg” has the meaning specified in the preamble.

“Tomkins Investments UK” has the meaning specified in the preamble.

“Tomkins Luxembourg” has the meaning specified in the preamble.

“Tomkins Marks” has the meaning specified in Section 6.4.

“Tomkins Mauritius” has the meaning specified in the recitals.

“Tomkins Overseas Investments” has the meaning specified in the preamble.

“Tomkins US” has the meaning specified in the recitals.

“Tomkins US Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code, the common parent of which is Tomkins US.

“Transaction Documents” means (i) this Agreement, (ii) the Transition Services Agreement, (iii) the Acquiror Guaranty, (iv) the Equity Commitment Letter and (v) all other agreements and instruments to be executed by Acquiror and any Seller at or prior to the Closing pursuant to this Agreement.

“Transfer Taxes” has the meaning specified in Section 7.2(h).

“Transferred Plans” has the meaning specified in Section 6.3(b).

“Transition Services Agreement” means that certain Transition Services Agreement to be delivered at Closing by certain of the Parties, substantially in the form attached as Exhibit A hereto.

“Trion” has the meaning specified in the recitals.

“Underlying Rollover Securities” has the meaning specified in Section 6.3(d).

“UK Equity Interests” means the Equity Interests in each of the Conveyed Entities which is incorporated under the laws of England and Wales.

“Working Capital Assets” means the combined current assets of the Companies (other than Caryaire Air Systems Components Pte. Ltd.) determined in accordance with IFRS and the principles set forth on Schedule 2.6 excluding Cash, income (and similar) Tax assets, and deferred Tax assets.

“Working Capital Liabilities” means the combined current liabilities of the Companies (other than Caryaire Air Systems Components Pte. Ltd.) determined in accordance with IFRS and the principles set forth on Schedule 2.6 excluding any amounts included in Indebtedness, income (and similar) Tax liabilities, and deferred Tax liabilities.

“Working Capital Target” means $125,939,358.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words (including defined terms) using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Exhibit” or “Schedule” refer to the specified Exhibit or Schedule to this Agreement; (vi) the word “including” shall mean “including, without limitation,”; (vii) the word “or” shall be disjunctive but not exclusive; and (viii) “$” or “dollars” shall mean the lawful currency of the United States of America.

(b) References to agreements and other documents shall be deemed to include all annexes, schedules and all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the applicable statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of Sellers, Terry O’Halloran, Ron Dewey, Mike Winn, Tom Edwards, Gordon Jones, Glenda Luliani, Jon Muckley, Jeff Leonard and Chris Beck, and in the case of all other Persons, such Person’s executive officers.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale of the Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Acquiror, and Acquiror will purchase and acquire from Sellers, all of the Equity Interests, free and clear of all Liens.

2.2 Purchase Price. The aggregate purchase price for all of the Equity Interests (the “Closing Purchase Price”) shall be an amount equal to (a) $1,117,000,000 (the “Purchase Price”), minus (b) the Estimated Closing Date Indebtedness plus (c) the Estimated NWC Adjustment Amount (which may be positive or negative) plus (d) the Estimated Closing Date Cash, subject to adjustment pursuant to Section 2.6.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004, at 10:00 a.m. local time on the date that is the later of (i) three (3) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), and (ii) the earlier of (A) a date during the Marketing Period to be specified by Acquiror in writing on no fewer than two (2) Business Days’ notice to the Sellers and (B) the first Business Day following the final day of the Marketing Period, or such other time, date or place as Acquiror and Sellers may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”).

2.4 Closing Deliverables of Acquiror. At the Closing, Acquiror shall deliver to Sellers (a) the Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Sellers at least two (2) Business Days prior to the Closing, (b) a duly executed counterpart of each applicable agreement or other document listed in Section 2.5 and (c) the certificates and other documents required to be delivered pursuant to Section 8.3.

2.5 Closing Deliverables of Sellers. At the Closing, Sellers shall deliver to Acquiror:

(a) with respect to each of the UK Equity Interests:

(i) share certificates or an indemnity for any lost share certificate; and

(ii) a stock transfer form in the name of Acquiror, duly executed by the holder of the relevant UK Equity Interests;

(b) with respect to the Equity Interests of Tomkins Mauritius:

(i) share certificates or an indemnity for any lost share certificate; and

(ii) a stock transfer form in the name of Acquiror, duly executed by Tomkins Finance;

(c) with respect to the Equity Interests of Ruskin Thailand:

(i) certificates representing such Equity Interests duly endorsed to Acquiror; and

(ii) a share transfer form in the name of Acquiror, duly executed by the holders of such Equity Interests with the applicable stamp duty affixed to such form;

(d) with respect to the other Equity Interests:

(i) certificates representing such Equity Interests duly endorsed in blank or accompanied by one or more stock powers or other similar instruments duly executed in blank;

(e) such other documents duly executed by the applicable Seller or Company, in each case in form and substance reasonably satisfactory to Acquiror, effecting the transfer of the Equity Interests free and clear of all Liens;

(f) a duly executed counterpart to each of the Transaction Documents; and

(g) the certificates and other documents required to be delivered pursuant to Section 8.2.

2.6 Purchase Price Adjustment

(a) At least three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Acquiror a statement (the “Estimated Closing Date Statement”) setting forth a good faith estimate of (i) Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (ii) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (iii) Closing Date Cash (the “Estimated Closing Date Cash”), in each case, as of the close of business on the Closing Date, as well as the aggregate adjustment to be made to the Purchase Price. The Estimated Closing Date Statement and the foregoing estimates (i) shall be prepared in accordance with IFRS and the principles set forth on Schedule 2.6 and applied in a manner consistent with the Business’ past practices used in connection with the preparation of the Carve-Out Financial Statements, or, to the extent not consistent with IFRS, using the same accounting practices, policies, judgments and methodologies used in the preparation of the most recent balance sheet included in the Carve-Out Financial Statements, and (ii) shall not give effect to (A) any action taken by or at the direction of Acquiror in connection with the consummation of the transactions contemplated by this Agreement or (B) the Financing or any other financing transactions undertaken by or at the direction of Acquiror in connection therewith or, after the Closing or any other action or omission by or at the direction of Acquiror.

(b) Not later than sixty (60) days after the Closing Date, Sellers shall prepare and deliver to Acquiror a statement (the “Closing Date Statement”) setting forth the Closing Date Working Capital, the Closing Date Indebtedness and the Closing Date Cash. The Closing Date Statement (i) shall be prepared in accordance with IFRS and the principles set forth on Schedule 2.6 and applied in a manner consistent with the Business’ past practices used in connection with the preparation of the Carve-Out Financial Statements, or, to the extent not consistent with IFRS, using the same accounting practices, policies, judgments and methodologies used in the preparation of the most recent balance sheet included in the Carve-Out Financial Statements and (ii) shall not give effect to (A) any action taken by or at the direction of Acquiror in connection with the consummation of the transactions contemplated by this Agreement or (B) the Financing or any other financing transactions undertaken by or at the direction of Acquiror in connection therewith or, after the Closing or any other action or omission by or at the direction of Acquiror. Acquiror shall reasonably cooperate with Sellers and their accountants to the extent required to prepare the Closing Date Statement, including providing Sellers and their accountants access at all reasonable times to the Business’ personnel, books and records for purposes of preparing the Closing Date Statement.

(c) During the period from the date the Closing Date Statement is delivered by Sellers to Acquiror through the date such statement is finally determined, Sellers shall provide Acquiror and its accountants access at all reasonable times to the work papers of Sellers and its accountants in connection with its review of the Closing Date Statement, subject to the execution of customary confidentiality and other undertakings, and Sellers shall make reasonably available to Acquiror and its accountants the individuals responsible for the preparation of the Closing Date Statement in order to respond to inquiries of Acquiror related thereto.

(d) If Acquiror notifies Sellers that Acquiror agrees with the Closing Date Statement within thirty (30) days after receipt thereof or fails to deliver notice to Sellers of its disagreement therewith within such thirty (30) day period, the Closing Date Statement shall be conclusive and binding on Sellers and Acquiror and the Parties shall be deemed to have agreed thereto, in the first case, on the date Acquiror receives the notice and, in the second case, on such thirtieth (30th) day. If Acquiror disagrees with the Closing Date Statement as it pertains to the accuracy of any amount reflected therein or the calculation of Closing Date Working Capital, Closing Date Indebtedness or Closing Date Cash as set forth therein, then Acquiror shall notify Sellers in writing of its disagreement (the “Dispute Notice”) within such thirty (30) day period together with reasonable particulars of the basis of such dispute, including Acquiror’s position of the amounts in dispute (and Acquiror’s resulting calculation of the Closing Date Working Capital, Closing Date Indebtedness and Closing Date Cash). In such event, Sellers and Acquiror shall attempt, in good faith, to resolve their differences with respect thereto within fifteen (15) days after Sellers’ receipt of such Dispute Notice.

(e) Any dispute over the Closing Date Statement or the calculation of Closing Date Working Capital, Closing Date Indebtedness or Closing Date Cash set forth in the Dispute Notice not resolved by Sellers and Acquiror within such fifteen (15) day period shall be submitted by either the Sellers or Acquiror to an independent firm mutually agreed upon by the Parties within such fifteen (15) day period (the “Auditor”) to determine such dispute, and such determination shall be final and binding on the Parties. The Auditor shall base its determination only on those issues in dispute specifically set forth in the Dispute Notice and shall render a written report (the “Adjustment Report”) to Acquiror and Sellers setting forth, in reasonable detail, the Auditor’s determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the adjustments, if any, to be made to the Closing Date Statement and the Closing Date Working Capital, Closing Date Indebtedness or Closing Date Cash, together with supporting calculations. In resolving any disputed item, the Auditor (i) shall be bound to the principles of this Section 2.6 (including Schedule 2.6) and (ii) shall not assign a value to any item higher than the highest value for such item claimed by either Party or lower than the lowest value for such item claimed by either Party; provided, however, that to the extent the determination of the value of any disputed item affects any other item used in calculating the Closing Date Working Capital, Closing Date Indebtedness or Closing Date Cash, such effect may be taken into account by the Auditor. The Parties shall use commercially reasonable efforts to cause the Auditor to complete its work and render its determination within thirty (30) days of its engagement. All fees and expenses relating to the work of the Auditor shall be borne equally by Sellers, on the one hand, and by Acquiror, on the other hand.

(f) The Closing Date Working Capital, the Closing Date Indebtedness, the Closing Date Cash and the Purchase Price shall be deemed final for purposes of this Section 2.6 on the earlier of (i) the date on which Sellers and Acquiror agree to the Closing Date Statement (or are deemed to have agreed to the Closing Date Statement ) and (ii) the date on which a determination in respect of a Closing Date Statement Dispute is made by the Auditor and delivered to the Parties pursuant to Section 2.6(e) (such date, the “Settlement Date”).

(g) The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Working Capital minus the Estimated Closing Date Working Capital, plus (ii) the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness, plus (iii) the Closing Date Cash minus the Estimated Closing Date Cash. If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.6(h).

(h) If the Adjustment Amount, as finally determined, is a positive number (such amount, the “Increase Amount”), then, promptly following the Settlement Date, and in any event within five (5) Business Days of the Settlement Date, Acquiror shall pay or cause to be paid to Sellers and Sellers shall receive an amount in cash equal to the Increase Amount by wire transfer in immediately available funds to one or more accounts designated by Sellers. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Settlement Date, and in any event within five (5) Business Days of the Settlement Date, Sellers shall pay to Acquiror an amount in cash equal to the Deficit Amount by wire transfer in immediately available funds to one or more accounts designated by Acquiror.

2.7 Withholding. Except as required by a change in Law that occurs after the date hereof, Acquiror and Sellers agree that all Taxes required by applicable Law to be deducted or withheld from payments made pursuant to this Agreement are set forth on Schedule 2.7 attached hereto. If either Acquiror or any Seller becomes aware of a change in Law that occurs after the date hereof and that requires Taxes (other than those Taxes set forth on Schedule 2.7) to be deducted or withheld from any payment made pursuant to this Agreement, (a) such Party shall promptly provide notice to the other Parties of such change in Law and, in reasonable detail, the method of calculation for the proposed deduction or withholding and (b) the Parties shall use commercially reasonable efforts to mitigate, reduce or eliminate such deduction or withholding. Any Taxes deducted or withheld from any payments pursuant this Section 2.7 shall be remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Party in respect of whom such deduction and withholding was made. The Party making any such deduction or withholding shall furnish to the other Party official receipts (or copies thereof) evidencing the payment of any such Taxes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules to this Agreement, subject to the second sentence of Section 11.8, and except to the extent resulting solely from the Additional Structuring, each Seller represents and warrants to Acquiror as follows:

3.1 Sellers’ Organization. Each Seller has been duly organized and is validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

3.2 Companies’ Organization and Qualification.

(a) Each of the Companies has been duly organized and is validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents of each of the Companies have been previously made available to Acquiror. Each of the Companies is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) The Joint Venture has been duly organized and is validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents of the Joint Venture have been previously made available to Acquiror. The Joint Venture is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its properties or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

3.3 Due Authorization. Each Seller has all requisite power and authority to execute and deliver this Agreement and (subject to the approvals discussed below) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all corporate or other action, and no other proceeding on the part of such Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4 No Conflict. Except as set forth on Schedule 3.4 attached hereto, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5 attached hereto, the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby do not and will not (a) violate in any material respect any provision of, or result in the material breach of, (i) any applicable Law, (ii) the organizational documents of any Seller or any Company, (iii) the organizational documents of the Joint Venture or (iv) any Material Contract, or terminate or result in the termination of, or require the consent of any Person under, any Material Contract, (b) result in the creation of any material Lien (other than Permitted Liens) upon any of the material properties or assets of any Company, (c) result in a material violation or a revocation of any required material permit or approval from any Governmental Authority or (d) constitute an event that, after notice or lapse of time or both, would result in any such material violation, breach, termination, creation of a Lien or violation or revocation.

3.5 Governmental Authorities; Consents. Assuming the truth of the representations and warranties of Acquiror contained in this Agreement, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Seller with respect to such Seller’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) as otherwise disclosed on Schedule 3.5 attached hereto.

3.6 Capitalization. Schedule 3.6 attached hereto sets forth the authorized capitalization of each Company and the number of issued and outstanding shares of each class of capital stock or other equity interests in each such Company, together with the ownership thereof. Such shares or other equity interests have been duly authorized and validly issued and are (to the extent applicable) fully paid and nonassessable and were issued free of preemptive rights. Sellers own of record and beneficially all of the outstanding Equity Interests, and, except as set forth on Schedule 3.6 attached hereto, the Conveyed Entities own of record and beneficially all of the capital stock or other equity interests of their respective Subsidiaries and the Joint Venture Interest, in each case of such Equity Interests, capital stock or other equity interests, free and clear of all Liens except for Permitted Liens, which Permitted Liens shall be discharged prior to and as of the Closing. Except as set forth on Schedule 3.6 attached hereto, no Company has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of such Company, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of capital stock or other equity interests of such Company, and there are no agreements of any kind that may obligate such Company to issue, purchase, redeem or otherwise acquire any of its shares of capital stock or other equity interests. No shares of capital stock or other equity interests are held in treasury by any Company.

3.7 Financial Statements. Attached as Schedule 3.7 hereto are unaudited management financial statements of the Companies and the Joint Venture Interest, excluding the Subsidiaries of Tomkins US that have been or will be disposed of before the Closing. The unaudited management financial statements have been prepared in accordance with IFRS and include a profit and loss account, balance sheet and cash flow for the fiscal years ended December 31,

2010 and December 31, 2011, respectively, and for the fiscal half years ending July 2, 2011 and June 30, 2012 (collectively, the “Carve-Out Financial Statements”). The Carve-Out Financial Statements present fairly, in all material respects, the financial position and results of operations of the Conveyed Entities and the Joint Venture Interest (excluding the Subsidiaries of Tomkins US that have been or will be disposed of before the Closing), as of the dates and for the periods indicated in such Carve-Out Financial Statements in accordance with IFRS, consistently applied during the periods involved, (except (i) as expressly indicated in such statements and (ii) for the absence of footnotes and other presentation items).

3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8 attached hereto, no Company has any material liability or obligation (whether absolute, accrued, contingent or otherwise) of a type normally reflected or reserved for on a balance sheet prepared in accordance with IFRS, except for liabilities and obligations (a) reflected or reserved for on the Carve-Out Financial Statements and (b) that have arisen since June 30, 2012 in the ordinary course of the operation of the Business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9 Absence of Certain Changes or Events. Since June 30, 2012, through and including the date of this Agreement, (a) no event, change or circumstance has occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (b) the Companies have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice and (c) no Company has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 5.1.

3.10 Litigation and Proceedings. Except (a) as set forth on Schedule 3.10 attached hereto and (b) Actions under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.21), as of the date of this Agreement, no Company is a party to any claim, action, suit, arbitration or other proceeding at law or in equity or, to the knowledge of Sellers, investigation by or before any Governmental Authority, nor, to the knowledge of Sellers, is any such proceeding threatened against any Company, other than any such proceeding that is not reasonably likely to give rise to damages in excess of $1,000,000. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon Sellers or the Companies that would reasonably be expected to have a material adverse effect on their ability to enter into this Agreement and consummate the transactions contemplated hereby.

3.11 Legal Compliance. Except with respect to (a) matters set forth on Schedule 3.11 attached hereto and (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.21), the Companies are, and since January 1, 2011 have been, in material compliance with all applicable Laws and, to the knowledge of Seller, are not under investigation by a Governmental Authority with respect to any material violation of any applicable Laws.

3.12 Contracts; No Defaults.

(a) Schedule 3.12 attached hereto contains a listing of all Contracts described in clauses (i) through (xiv) below to which, as of the date of this Agreement, any Company is a party or any of their assets is bound (collectively, “Material Contracts”).

(i) Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 3.12(a)) that Sellers reasonably anticipate will involve aggregate payments or consideration furnished by or to any Company of more than $3,000,000 in any calendar year;

(ii) Each Contract evidencing or constituting any material Indebtedness;

(iii) Each Contract for the acquisition or disposition of (a) any Person or any business unit thereof or (b) any material assets of any Company (other than purchases or sales of supplies or inventory in the ordinary course of business) involving payments in excess of $1,000,000, other than, in the case of (a) and (b), Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv) Each lease, rental or occupancy agreement, license, installment or conditional sale agreement or other Contract that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year;

(v) Each material joint venture agreement, partnership agreement or limited liability company agreement or other similar agreements or arrangements (including any material agreement providing for joint research or development);

(vi) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(vii) Each Contract expressly prohibiting or restricting or limiting in any material respect the ability of any Company to engage in any business, to operate in any geographical area or to compete with any Person;

(viii) Each Contract evidencing or constituting any material interest rate, derivatives or hedging transaction;

(ix) Each Contract with a Governmental Authority involving payments to a Company in excess of $1,000,000 in exchange for goods;

(x) Each Contract that grants any Person (other than a Company or any of the Companies’ Subsidiaries) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any real estate owned by any Company;

(xi) Each settlement or similar agreement relating to the resolution of any Action pursuant to which any Company has material obligations outstanding.

(b) Sellers have previously made available to Acquiror true, correct and complete copies of each Material Contract and Lease. Except as set forth on Schedule 3.12(b) attached hereto, as of the date of this Agreement, all of the Contracts listed pursuant to Section 3.12(a) and Section 3.18 are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company party thereto and, to the knowledge of Sellers, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.12(b), (x) none of the Companies nor, to the knowledge of Sellers, any other party thereto is in material breach of or material default under any such Contract or Lease, (y) as of the date of this Agreement, no Company has received any written claim or notice of material breach of or material default under any such Contract or Lease, and (z) to the knowledge of Sellers, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract or Lease (in each case, with or without notice or lapse of time or both).

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) attached hereto sets forth a complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, Seller has made available to Acquiror true, correct and complete copies of the following, to the extent applicable: (i) each Company Benefit Plan and related trust or funding vehicle (including all amendments thereto), (ii) the most recent annual reports filed with the Internal Revenue Service or Department of Labor (or similar Governmental Authorities in other jurisdictions), and (iii) the most recent actuarial or other valuation reports.

(b) Except as set forth on Schedule 3.13(b) attached hereto, or as would not reasonably be expected to result in material liability to the Companies:

(i) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(ii) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(iii) With respect to the Companies, there is no pending or, to the knowledge of Sellers, threatened claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding with respect to any Company Benefit Plan.

(iv) With respect to the Companies, each Company Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (each a “Foreign Benefit Plan”) and that is required to be funded is funded in all material respects to the extent required by applicable Law, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company to the extent required by applicable accounting standards.

3.14 Labor Relations. Except as set forth on Schedule 3.14 attached hereto, no Company is a party to any collective bargaining agreement and no employee of any Company is represented by any labor organization or works council with respect to his or her employment with such Company. Schedule 3.14 attached hereto sets forth a complete list of all written employment or severance agreements (other than agreements based on applicable Law or works customs and/or collective bargaining agreements) to which, as of the date of this Agreement, any Company is a party with respect to any current employee whose annual base compensation during the applicable Company’s current fiscal year will exceed $150,000 and which may not be terminated at will, or by giving notice of 90 days or less, without an obligation to pay severance or termination pay, other than severance or termination pay required by applicable Law. True, correct and complete copies of the Contracts listed on Schedule 3.14 attached hereto have been previously made available to Acquiror. During the two (2) year period prior to the date of this Agreement, there have not been any material labor strikes, work stoppages, slowdowns or lockouts ongoing or, to the knowledge of Sellers, threatened against or involving any Company.

3.15 Taxes.

Except as set forth on Schedule 3.15 attached hereto:

(a) All material Tax Returns required to be filed by or with respect to the Companies have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Companies have fully and timely paid all material Taxes that have become due and payable (whether or not shown on any Tax Return as owing).

(c) All material Taxes required to be withheld by the Companies have been or will be timely withheld and paid over to the appropriate Tax authority.

(d) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against any Company (or, to the knowledge of Sellers, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn or that are being contested in good faith and are Taxes for which such Company has set aside adequate reserves in accordance with GAAP. No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Sellers, threatened in writing with respect to any Taxes due from or with respect to the Companies.

(e) There are no Tax allocation or Tax sharing agreements or similar agreements (excluding any such agreements pursuant to customary provisions in Contracts not primarily related to Taxes) under which any Company would be liable for Taxes of any Person (other than another Company) after the Closing.

(f) No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(g) No Company has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of such Company.

(h) No Company is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any ‘‘excess parachute payment’’ within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) in connection with the transactions contemplated by this Agreement.

(i) Neither Sellers nor any of the Companies has waived any statute of limitations on the assessment or collection of Taxes with respect to any Company or agreed to any extension of the period of time within which to file any Tax Return or to assess, pay or collect any Taxes with respect to any Company, which waiver or extension is still in effect and no request for any such waiver or extension is currently pending.

(j) There are no Liens for Taxes (other than Permitted Liens) upon, pending against or, to the knowledge of Sellers, threatened against any assets of any of the Companies.

(k) None of the Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of applicable Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

3.16 Licenses, Permits and Authorizations. Except as set forth on Schedule 3.16(a) attached hereto, and except with respect to licenses, approvals, franchises, authorizations, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.21), the Companies have obtained all of the material licenses, approvals, franchises, authorizations, consents, registrations and permits of Governmental Authorities necessary under applicable Laws to permit the Companies to own, operate, use and maintain their respective assets in the manner in which they are now owned, operated, used and maintained and to conduct the Business as currently conducted (the “Permits”). Except as set forth in Schedule 3.16(c), (i) to the knowledge of Sellers, the Permits are in full force and effect, (ii) no Company is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Permits, and (iii) none of the Permits will be terminated or substantially impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

3.17 Machinery, Equipment and Other Tangible Property. Except as set forth on Schedule 3.17 attached hereto, each Company owns and has good title to all material machinery, equipment and other tangible property reflected on the books of such Company as owned by such Company, free and clear of all Liens (other than Permitted Liens).

3.18 Real Property. Schedule 3.18 attached hereto lists, as of the date of this Agreement, (a) all Owned Real Property and (b) all Leased Real Property and the leases pursuant to which such real property is leased, together with any amendments and modifications thereto (the “Leases”). The Companies have good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens. Except as set forth on Schedule 3.18 attached hereto, the Companies have a valid and subsisting leasehold estate in, and enjoy peaceful and undisturbed possession of, all Leased Real Property, subject only to any Permitted Liens. No Company is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Owned Real Property or the Leased Real Property.

3.19 Intellectual Property.

(a) Schedule 3.19 attached hereto lists each material registration or application for Intellectual Property owned by the Companies as of the date of this Agreement, whether in the United States or internationally. Except as set forth on Schedule 3.12 or Schedule 3.19 or non-exclusive licenses granted in the ordinary course of business to suppliers or customers, the Companies have not granted any exclusive or material licenses in respect of such owned Intellectual Property of the Companies as currently conducted. Except as set forth on Schedule 3.19 attached hereto, to the knowledge of Sellers, one of the Companies owns, or each of the Companies has the right to use pursuant to license, sublicense, agreement or permission, all material Intellectual Property used in the operation of the business of such Company as currently conducted. The material Intellectual Property owned by the Companies is owned free and clear of all Liens (other than Permitted Liens and Liens to be released prior to Closing), and to the knowledge of Sellers, the material registered Intellectual Property owned by the Companies is valid and enforceable.

(b) Except as set forth on Schedule 3.19 attached hereto, (i) to the knowledge of Sellers, as of the date of this Agreement, the Companies are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect, (ii) to the knowledge of Sellers, as of the date of this Agreement, no third party is infringing upon any material Intellectual Property of a Company and (iii) as of the date of this Agreement, no Company has received from any Person in the past two (2) years any written notice alleging, that a Company is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that Sellers have not made or given, and shall not be deemed to have made or given, any representation or warranty with respect to infringement of any Intellectual Property other than as set forth in this Section 3.19(b).

(c) The Companies have taken commercially reasonable measures to protect the confidentiality of the trade secrets that are owned by them and are material to the businesses of the Companies taken as a whole.

3.20 Sufficiency of Assets. Except as set forth on Schedule 3.20 attached hereto and for Intellectual Property, the Owned Real Property, the Leased Real Property, the machinery, equipment and tangible property described in Section 3.17 and the other property, assets and interests of the Companies constitute all of the property, assets and interests necessary to conduct the Business in all material respects as currently conducted.

3.21 Environmental Matters. Except as set forth on Schedule 3.21 attached hereto, the Companies are in material compliance with all Environmental Laws. Except as set forth on Schedule 3.21 attached hereto, as of the date of this Agreement, the Companies hold all material permits and approvals required under applicable Environmental Laws to permit the Companies to operate and maintain their assets in a manner in which they are now operated and maintained and to conduct the Business as currently conducted. Except as set forth on Schedule 3.21 attached hereto, as of the date of this Agreement, there are no written claims, requests for information or notices of violation pending against or, to the knowledge of Sellers, issued to or threatened against, any Company alleging any material violations of or material liability under any Environmental Law. Except as set forth on Schedule 3.21 attached hereto, no Company is subject to any ongoing obligations pursuant to an outstanding order, judgment, decree or settlement with respect to any alleged material violation of or material liability under any Environmental Law. To the knowledge of Sellers, Sellers have previously made available to Acquiror true, correct and complete copies of all Phase I, Phase II and any other environmental assessment reports in Sellers’ possession, custody or control relating to any of the Owned Real Property or the Leased Real Property. This Section 3.21 provides the sole and exclusive representations and warranties of Sellers in respect of any and all matters arising under Environmental Laws.

3.22 Brokers’ Fees. Except as set forth on Schedule 3.22 attached hereto, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Sellers or their respective Affiliates.

3.23 No Additional Representations or Warranties. Except as expressly provided in this Article III or any of the other Transaction Documents, no Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has, in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, made, or is making, any representation or warranty to Acquiror or its Affiliates with respect to the Sellers, the Companies or the Business. Without limiting the foregoing, Acquiror acknowledges that it, together with its advisors, has made its own investigation of the Companies and the Business as to the prospects (financial or otherwise) or the viability or likelihood of success of the Business as conducted after the Closing, as contained in any materials provided by Sellers, the Companies or their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or Representatives or otherwise. For the purposes herein, any information provided to, or made available to, Acquiror by or on behalf of Sellers or the Companies or their respective Affiliates shall include any and all information that may be contained or posted in any electronic data room established by Sellers or their Representatives in connection with the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Sellers as follows:

4.1 Organization. Acquiror has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents of Acquiror have been previously made available to Sellers. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a material adverse effect on its ability to enter into this Agreement or consummate the transactions contemplated hereby.

4.2 Due Authorization. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all corporate or other action, and no other proceeding on the part of Acquiror is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 No Conflict. Except as set forth on Schedule 4.3 attached hereto, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or Schedule 4.5 attached hereto, the execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby do not and will not (a) violate in any material respect any provision of, or result in the material breach of, (i) any applicable Law, (ii) the organizational documents of Acquiror or any Subsidiary of Acquiror, or (iii) any Contract to which Acquiror or any Subsidiary of Acquiror is a party or by which Acquiror or any Subsidiary of Acquiror or any of their assets may be bound, or terminate or result in the termination of any such Contract, or (b) (other than in connection with the Financing) result in the creation of any material Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror or constitute an event that, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.

4.4 Litigation and Proceedings. There are no claims, actions, suits, arbitrations or other proceedings at law or in equity, or, to the knowledge of Acquiror, investigations, pending by or before any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror that, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement and consummate the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon Acquiror that could reasonably be expected to have a material adverse effect on its ability to enter into this Agreement and consummate the transactions contemplated hereby.

4.5 Governmental Authorities; Consents. Assuming the truth of the representations and warranties of Sellers contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror with respect to the execution and delivery of this Agreement by Acquiror or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) as otherwise disclosed on Schedule 4.5 attached hereto.

4.6 Financial Ability. As of the date of this Agreement, Acquiror has received (a) an executed equity commitment letter dated the date hereof (the “Equity Commitment Letter”) from the Guarantor to provide equity financing in the aggregate amount set forth therein, which Equity Commitment Letter provides that Sellers are third party beneficiaries thereto (the “Equity Financing”), and (b) an executed debt commitment letter dated as of the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the lenders named therein (collectively, “Lenders”), pursuant to which each Lender has committed, subject to the terms and conditions set forth therein, to provide to Acquiror the amount of financing set forth in the Debt Commitment Letter, to complete the transactions contemplated hereby (the “Debt Financing,” and together with the Equity Financing, the “Financing”). A true and complete copy of each Commitment Letter has been previously provided to Sellers (other than any flex provisions in any fee letter referred to in the Debt Commitment Letter). Acquiror has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid on or before the date hereof. As of the date hereof, each Commitment Letter is valid and in full force and effect and is the legal, valid, binding and enforceable obligation of Acquiror, does not contain any material misrepresentation by Acquiror and, subject to the accuracy of the representations and warranties of the Companies set forth in Article III, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Acquiror. There are no conditions precedent related to the funding of the full amounts contemplated by the Financing, other than as set forth in the applicable Commitment Letter, and to Acquiror’s knowledge, none of the respective commitments set forth in the Equity Commitment Letter or the Debt Commitment Letters has been withdrawn or rescinded in any respect. When funded in accordance with, and subject to, the terms and conditions of the Commitment Letters, and together with other funds available to Acquiror at the Closing, the Financing will provide Acquiror with acquisition financing on the Closing Date sufficient to pay the Purchase Price on the terms contemplated by this Agreement and to satisfy all of the obligations of Acquiror under this Agreement, including paying all related fees and expenses. Acquiror has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources. Neither the fee letter between Acquiror and each Lender referred to in the Debt Commitment Letter nor any other Contract related to the Financing between the Guarantor or any Lender, on the one hand, and Acquiror or any of its Affiliates, on the other hand (a copy of which fee letter and other Contract, if any, has been provided to Sellers in redacted form removing only those items related to fees payable on the Closing Date to the Lenders and any “market flex” provisions), contains any conditions precedent related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Commitment Letter. Assuming the accuracy of the representations and warranties of Sellers set forth in Article III in all material respects and performance by Sellers in all material respects of their covenants herein, as of the date hereof, Acquiror has no reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied or that the Financing would not reasonably be expected to be available to Acquiror on the Closing Date.

4.7 Brokers’ Fees. Except fees described on Schedule 4.7 attached hereto (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

4.8 Solvency. Acquiror is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects, at and immediately after the Closing, Acquiror and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

4.9 Acquisition of Interests for Investment. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Acquiror confirms that Sellers made available to Acquiror and Acquiror’s agents the opportunity to ask questions of the officers and management employees of the Companies as well as access to the documents, information and records of the Companies and to acquire additional information about the business and financial condition of the Companies, and Acquiror confirms that it has made an independent investigation, analysis and evaluation of the Companies and their respective properties, assets, business, financial condition, documents, information and records. Acquiror is acquiring the Equity Interests for investment and not with a view toward or for sale in connection with any distribution thereof. Acquiror understands and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from such registration available under said Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

4.10 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement to the contrary, Acquiror acknowledges and agrees that no Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules attached hereto or elsewhere, as well as any information, documents or other materials (including any such materials contained or posted in any electronic data room established by Sellers or their Representatives in connection with the transactions contemplated by this Agreement or reviewed by Acquiror pursuant to any confidentiality agreements or otherwise) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of Sellers, and no representation or warranty is made for purposes of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Companies are furnished “as is”, “where is” and, subject to the representations and warranties expressly contained in Article III or any other Transaction Document, with all faults and without any other representation or warranty of any nature whatsoever.

4.11 No Additional Representations or Warranties. Except as expressly provided in this Article IV or any of the other Transaction Documents, neither Acquiror nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty to Seller or its Affiliates with respect to Acquiror, the Financing or the transactions contemplated this Agreement or any of the other Transaction Documents.

ARTICLE V.

COVENANTS OF SELLERS

5.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement (including Schedule 5.1, Schedule 5.5 or Section 5.10) or as consented to in advance by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Sellers shall cause each of the Companies to, and shall exercise any authority to control the actions of the Joint Venture that Sellers possess pursuant to the organizational documents of the Joint Venture or otherwise to procure that the Joint Venture shall, (i) operate its business in the ordinary course and substantially in accordance with past practice and (ii) use its commercially reasonable efforts to maintain and preserve substantially intact its business organization, goodwill and advantageous business relationships (including with customers, suppliers, employees and Governmental Authorities) and retain the services of its key officers and key employees. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (Schedule 5.1, Schedule 5.5 or Section 5.10) or as consented to in advance by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Sellers shall cause the Companies not to, and shall exercise any authority to control the actions of the Joint Venture which Sellers possess pursuant to the organizational documents of the Joint Venture or otherwise to procure that the Joint Venture shall not:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of any Company, except as otherwise required by Law;

(b) except in the ordinary course of business consistent with past practice, enter into, terminate or materially and adversely amend any Material Contract or Lease or any agreement that would be a Material Contract or Lease; provided, that the foregoing shall not prohibit allowing any such Contract to lapse at the end of the current term thereof in the ordinary course of business consistent with past practice;

(c) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness (other than equipment financing for new equipment, working capital borrowing and purchase money obligations in the ordinary course of business consistent with past practice or in an amount not greater than $250,000);

(d) forgive, cancel or compromise any claim of material value, or waive or release any right of material value under any Material Contract or Lease;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties (other than the disposition of obsolete or worn-out assets) of any of the Companies, except for sales of inventories in the ordinary course of business;

(f) except as otherwise required by Law or existing Company Benefit Plan or other Contract, (i) except in connection with new hires or promotions, take any action with respect to the grant of any material increase in salary, wages, or other compensation or any severance or material termination pay (other than pursuant to policies or agreements of the Companies in effect on the date of this Agreement) that will become due and payable after the Closing Date to any management level employee of the Companies or a material number of employees of the Companies as a group; (ii) make any material change in the key management structure of any Company, including the hiring of additional officers or the termination of existing officers, other than in the ordinary course of business; or (iii) adopt, enter into or amend in any material respect any Company Benefit Plan maintained solely for the benefit of employees of any Company;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, company, association, joint venture or other business organization or division thereof;

(h) make any material loans or material advances to any Person, except for (i) advances to employees or officers of any Company for expenses incurred in the ordinary course of business, or (ii) other advances in the ordinary course of business;

(i) redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(j) adjust, split, combine or reclassify any of its capital stock or other equity interests or issue, sell or grant options, warrants or rights to purchase or subscribe for, enter into any arrangement or Contract with respect to the issuance or sale of, or redeem or repurchase any of, its capital stock or other equity interests;

(k) implement or adopt any material change in its accounting principles, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(l) adopt or implement a plan of complete or partial liquidation, dissolution or recapitalization;

(m) make or change any material income tax election or change its method of accounting for income tax purposes;

(n) settle or compromise any Action that would require payment by a Company of an amount in excess of $500,000 or that would require any commitment from any Company other than the payment of cash not in excess of $500,000;

(o) (i) make any new commitments for capital expenditures after the Closing Date in an amount in excess of $2,000,000 in the aggregate beyond those set forth in the Companies’ current capital expenditures budgets or as required to maintain the capital assets of the Companies in good repair, or (ii) fail to use good faith in making capital expenditures in material compliance with the ordinary course of business (including in good faith with respect to previously planned or approved expenditures);

(p) make any distribution of any assets of the Conveyed Entities other than dividends of cash;

(q) enter into any Contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of any Company to conduct the Business in any geographic area; or

(r) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.1.

5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Sellers or the Companies by third parties that may be in Sellers’ or the Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, Sellers shall, and shall cause their respective Subsidiaries to, afford to Acquiror and its accountants, counsel and other Representatives reasonable access, during normal business hours, upon reasonable advance notice, and in such manner as to not interfere with the normal operation of the Companies and the Business, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Companies as such Representatives may reasonably request; provided, however, that Acquiror may not perform intrusive soil or groundwater sampling at any Owned Real Property or Leased Real Property.

5.3 HSR Act and Foreign Antitrust Approvals.

(a) In connection with the transactions contemplated by this Agreement, Sellers shall cause the Companies to (and, to the extent required, shall cause their respective Affiliates to) (a) comply promptly with the notification and reporting requirements of the HSR Act and use their reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (b) as soon as reasonably practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Sellers shall use reasonable best efforts to substantially comply with any Antitrust Information or Document Request.

(b) Sellers and the Companies shall exercise their reasonable best efforts to (i) obtain as soon as practicable (A) termination or expiration of the waiting period under the HSR Act and (B) such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement; provided that Seller and its Affiliates shall not give any undertakings, make any commitments or enter into any agreements that would be binding upon Acquiror or any of its Affiliates, including, after the Closing, the Company, without the prior written consent of Acquiror.

(c) Sellers and the Companies shall promptly furnish to Acquiror copies of any notices or written communications received by Sellers and the Companies or any of Sellers’ other Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Sellers shall permit counsel to Acquiror an opportunity to review in advance, and Sellers shall consider in good faith the views of such counsel in connection with, any proposed written communications by Sellers and/or their Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Sellers agree to provide Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Sellers and/or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(d) Sellers and Acquiror shall each pay and be responsible for 50% of all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

5.4 No Solicitation.

Unless and until this Agreement has been terminated in accordance with its terms, except in connection with the actions described in Section 5.05 and/or Section 5.10, Sellers shall not, and shall cause their respective Subsidiaries not to, directly, indirectly or through their officers, stockholders, directors, employees, Affiliates, and their respective financial advisors, consultants, attorneys and other agents and representatives (“Representatives”), engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets or personnel of the Companies, or solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with, any unaffiliated third party (or authorize or consent to any of the foregoing actions) relating to (a) any sale or other disposition of any material portion of the assets of the Business (other than sales of inventory in the ordinary course of business); (b) any merger, consolidation, share exchange, business combination or similar transaction involving any Company; or (c) any acquisition or sale of any equity securities in any Company or of the Joint Venture Interest, other than, in each case, with Acquiror or its Affiliates or with the consent of Acquiror.

5.5 Restructuring. The Sellers shall use their reasonable best efforts to cause the transactions set forth on Schedule 5.5 (the “Restructuring”) to be completed prior to the Closing.

5.6 Cooperation with Financing

Prior to the Closing, Sellers shall use reasonable best efforts and shall cause the Companies to use their reasonable best efforts to cooperate with Acquiror, in connection with the arrangement of the Debt Financing or any part thereof as may be reasonably requested by Acquiror (provided that such requested cooperation does not unreasonably interfere in any material respect with the ongoing operations of any of Sellers or the Companies), including using reasonable best efforts to (i) participate at reasonable times in a reasonable number of meetings with Acquiror’s financing sources (including due diligence sessions and customary “roadshow”, ratings agency and lender presentations), (ii) furnish Acquiror and its financing sources with additional financial and other pertinent information (including pro forma information for historical periods) regarding the Companies as shall exist and be reasonably requested by Acquiror, (iii) reasonably assist Acquiror and its financing sources in the preparation of materials for rating agency presentations, (iv) reasonably cooperate with the marketing efforts of Acquiror and its financing sources for any portion of the Debt Financing (including with respect to Acquiror’s preparation of any bank information memorandum (including public-side versions thereof), offering memorandum, private placement memorandum, prospectuses or similar documents, including delivery of customary representation letters), (v) assist Acquiror in obtaining surveys and title insurance, (vi) reasonably cooperate with and provide reasonable access to prospective lenders, arrangers, and their respective advisors, in each case that are subject to customary confidentiality obligations, in performing their due diligence, (vii) enter into customary purchase agreements with underwriters or arrangers that will be effective at or after the Closing, (viii) provide, no later than five (5) Business Days prior to the anticipated Closing Date, documentation and other information about the Companies as is required by both the Debt Commitment Letter and applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act) to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Closing Date and (ix) executing or delivering, as applicable, on the Closing Date and effective at or after the Closing only, any credit agreement, guarantee, pledge and security documents, landlord waivers, control agreements, lock box arrangements, other definitive financing documents or other requested certificates, existing appraisals, existing surveys, or existing title insurance policies, in each case to the extent reasonably requested, in connection with the Debt Financing, including documents relating to the release of Liens or Indebtedness and otherwise facilitating the pledging of any collateral; provided, in each case in clauses (i) through (ix), that (A) none of Sellers or any of their respective Subsidiaries (other than the Companies) shall be required to incur any liability in connection with the Debt Financing and none of the Companies shall be required to incur any liability in connection with the Debt Financing prior to the Closing, (B) neither (i) the boards of directors, boards of managers or similar governing bodies of Sellers, (ii) the directors, officers or managers of their respective Subsidiaries (other than the Companies) nor (iii) the pre-Closing directors, officers or managers of the Companies shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, other than with respect to such actions that are both conditioned on the Closing and reasonably necessary to permit the completion of the Debt Financing, (C) none of Sellers nor any of their respective Subsidiaries (other than the Companies) shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing and none of the Companies shall be required to execute any definitive financing documents prior to the Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing and (D) nothing in this Section 5.6 shall require cooperation to the extent that it would (i) cause any condition to Closing set forth in Article VIII to not be satisfied or otherwise cause any breach of this Agreement or (ii) require Sellers or any of their respective Subsidiaries to take any action that would reasonably be expected to conflict with or violate such Person’s organizational documents or any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Contract. From and after the commencement of the Marketing Period through and including the Closing Date, Sellers shall use reasonable best efforts to periodically update any Required Information provided to Acquiror if failure to do so would result in the Marketing Period to cease to be deemed to have commenced. Acquiror shall indemnify, defend and hold harmless Sellers and their respective Subsidiaries, and their respective directors, officers, employees and Representatives, from and against any liability or obligation to providers of the Debt Financing in connection with the Debt Financing and any information provided in connection therewith other than historical financial information provided by the Sellers, and the Acquiror Guaranty shall guaranty the obligations of Acquiror pursuant to this Section 5.6, in each case, other than to the extent any of the foregoing arises from the willful misconduct of, or material breach of this Agreement by, (x) any Seller or (y) any of their respective Affiliates or any of their respective directors, officers, employees and Representatives (in each case, only to the extent the party seeking indemnity under this sentence has committed such willful misconduct or material breach). Further, Sellers, on behalf of themselves and their Affiliates, hereby consent to the reasonable and customary use of their and their Affiliates’ trademarks, service marks or logos in connection with the Debt Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or any of their Affiliates or the reputation or goodwill of Sellers or any of their Affiliates or any of their respective Intellectual Property rights and provided that in each instance the use of their and their Affiliates’ trademarks, service marks or logos is first submitted to and approved in writing by Sellers (which approval shall not be unreasonably withheld, conditioned or delayed) and any Action or Losses related to such use shall be the responsibility of Acquiror. Acquiror shall promptly upon Sellers’ request reimburse Sellers and their respective Subsidiaries for all reasonable and documented or invoiced out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred by Sellers or their respective Subsidiaries in connection with such cooperation pursuant to this Section 5.6 and, to the extent Acquiror does not reimburse Sellers or the applicable Subsidiary for any such cost or expense on or prior to the date of the Closing Date Statement, the Companies shall be deemed to have a current asset on the Closing Date Statement in the amount of such unreimbursed costs and expenses. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.2(b), as it applies to Sellers’ obligations under this Section 5.6, shall be deemed satisfied unless Sellers have knowingly and willfully materially breached their obligations under this Section 5.6. If Sellers at any point believe that they have delivered the Required Information in accordance with this Section 5.6, they may deliver to Acquiror a written notice to such effect, in which case Sellers shall be deemed to have delivered the Required Information unless Acquiror shall provide to Sellers within two (2) Business Days a written notice describing in reasonable detail what information that constitutes Required Information Sellers have not delivered. In furtherance of the foregoing, Acquiror shall use commercially reasonable efforts to cause the Lenders to identify in writing and in reasonable detail all financial data expected to constitute Required Information (other than the financial statements described herein) on or before October 3, 2012 and shall provide Sellers such information as soon as reasonably practicable after receipt thereof.

5.7 Delivery of Financial Statements.

(a) No later than October 15, 2012, Sellers shall deliver to Acquiror (i) audited carve-out financial statements of the Companies and the Joint Venture Interest (and in accordance with GAAP including the Seller Retained Entities and the other Subsidiaries of Tomkins US that have been disposed of) on a combined consolidated basis for the fiscal years ended December 31, 2011 and December 31, 2010, respectively, in each case prepared in accordance with GAAP (except as indicated in such statements or in the notes thereto), (ii) unaudited combined consolidated balance sheet as of June 30, 2012 and unaudited statements of income, comprehensive income and cash flows of the Companies and the Joint Venture Interest (and in accordance with GAAP including the Seller Retained Entities and the other Subsidiaries of Tomkins US that have been disposed of) on a combined consolidated basis for the second quarter and first half ended each of June 30, 2012 and July 2, 2011 in each case prepared in accordance with GAAP and reviewed in accordance with SAS-100 consistent with the presentation of financial figures in a typical 10-Q filing with the SEC (except for recurring year-end audit adjustments not material to the Companies as a whole) and (iii) a reconciliation between the Carve-Out Financial Statements in accordance with IFRS and the financial statements described in Section 5.7(a)(i) and 5.7(a)(ii).

(b) To the extent that the Closing Date does not occur on or prior to November 30, 2012, Sellers shall also, at least six (6) Business Days prior to the Closing Date, deliver unaudited carve-out financial statements of the Companies and the Joint Venture Interest on a combined consolidated basis for the fiscal quarter ending September 30, 2012, together with a comparison against carve-out financial statements of the Companies and the Joint Venture Interest on a combined consolidated basis for the fiscal quarter ending October 1, 2011, in each case prepared in accordance with GAAP and reviewed in accordance with SAS-100 (except for recurring year-end audit adjustments); provided that the delivery of the foregoing shall not cause the Marketing Period to be re-started or otherwise impacted.

5.8 Termination of Affiliate Transactions. No later than the Closing, Sellers shall cause all outstanding balances and Contracts between Tomkins Guarantor or any of its

Subsidiaries (other than the Companies), and any Company, on the other hand, to be terminated without payment by, or further liability of the Companies, the Sellers and their Subsidiaries to any such counterparty, other than (a) this Agreement, (b) the Transition Services Agreement and (c) the Contracts set forth on Schedule 5.8.

5.9 Insurance. Following the Closing, Sellers shall not terminate or agree to terminate any insurance policy that, in each case, was in effect prior to the Closing with respect to directors’ and officers’ liability insurance or fiduciary liability insurance covering the directors and officers of the Companies (each, an “Existing Policy”) or fail to renew any Existing Policy unless, in either case, Sellers obtain a replacement policy from an insurance carrier with the same or a better credit rating than the insurance carrier under the Existing Policies with benefits and levels of coverage substantially as favorable as such Existing Policy. Sellers shall notify Acquiror within five Business Days in the event that any Existing Policy is terminated or not renewed. Following the Closing, Sellers shall cooperate with, and take all actions reasonably requested by, Acquiror, the Companies, or their respective directors, officers or employees in order to permit such Persons to make and pursue any claims of such Persons under Seller’s insurance policies, to the extent such policies cover such claims.

5.10 Additional Structuring. Sellers shall use their good faith efforts to effect steps necessary (as determined in consultation with Acquiror) to ensure that Acquiror’s acquisition of the Conveyed Entities is in compliance with the so-called “30% Rule” applicable to the Canadian Pension Plan Investment Board and its subsidiaries under Section 13 of the Regulations under the Canada Pension Plan Investment Board Act (and any successor to that rule) (the “30% Rule”) in a manner reasonably satisfactory to Acquiror that does not delay the Closing beyond the date on which the Closing otherwise would have occurred (the “Additional Structuring”). Acquiror will be fully liable for and indemnify Tomkins Guarantor and its Subsidiaries for (i) all reasonable, out of pocket costs and expenses relating to the Additional Structuring and (ii) any Taxes or other Losses (including the use or loss of credits, net operating losses or other Tax attributes) incurred from the implementation and/or subsequent unwinding of the Additional Structuring, provided that such Taxes or Losses would not have been incurred absent such Additional Structuring.

ARTICLE VI.

COVENANTS OF ACQUIROR

6.1 HSR Act and Foreign Antitrust Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as reasonably practicable, make such other filings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Acquiror shall use its reasonable best efforts to substantially comply with any Antitrust Information or Document Request.

(b) Acquiror shall exercise its reasonable best efforts to (i) obtain as soon as practicable (A) termination or expiration of the waiting period under the HSR Act and (B) such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws and (ii) prevent the entry in any Action brought by an Antitrust Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement.

(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary, proper or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of any Company or Acquiror or any of their respective Subsidiaries and (ii) promptly effecting the disposition or holding separate of assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of any Company or Acquiror or any of their respective Subsidiaries to be sold or otherwise disposed or held separate thereafter shall not be deemed a failure to satisfy any condition specified in Article VIII.

(d) Acquiror shall promptly furnish to Sellers copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to Sellers an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide Sellers and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Sellers and Acquiror shall each pay and be responsible for 50% of all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

6.2 Indemnification.

(a) For a period of six years from and after the Closing, Acquiror agrees that it shall cause the certificates of incorporation, by-laws or other organizational documents of the Companies to contain provisions with respect to exculpation, indemnification and advancement of expenses of each present and former director and officer of each Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, that are no less favorable to such directors and officers than is provided under each such Company’s respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person.

(b) In the event Acquiror or any Company (or any of its successors or assigns) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.2.

6.3 Employment Matters.

(a) Acquiror agrees prior to the Closing Date to cooperate with and to provide information to Sellers and the Companies as necessary or appropriate to comply with or satisfy any requirement or custom to consult with or provide information to, with respect to any of the transactions contemplated by this Agreement, any labor organization representing or related to employees of Companies.

(b) For a period of no less than one (1) year following the Closing Date, Acquiror shall or shall cause each Company to maintain for employees of such Company (“Continuing Employees”) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the Continuing Employees immediately prior to the Closing. Notwithstanding the foregoing, the terms of the immediately preceding sentence shall not apply to any Continuing Employee who is covered by a collective bargaining agreement, and instead, the terms and conditions of employment of each such Continuing Employee following the Closing Date shall be governed by the terms of the applicable collective bargaining agreement. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Acquiror or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee; provided that any such termination is effected in accordance with applicable Law. For the avoidance of doubt, from and after the Closing, the Companies and Acquiror shall, effective as of the Closing, retain or assume the sponsorship of any and all assets and Liabilities under or relating to each Company Benefit Plan other than the Retained Plans (such Company Benefits Plans, the “Transferred Plans”) and shall indemnify and hold the Seller and its Affiliates harmless for any and all costs, expenses or Liabilities incurred in relation to the Transferred Plans, regardless of when any such cost, expense or Liabilities arises, is incurred, is reported or disclosed.

(c) Each Party acknowledges that it will implement the actions described on Schedule 6.3(c).

(d) The Parties acknowledge that the employees of the Companies set forth on Schedule 6.3(d) attached hereto (the “Retention Unit Employees”) were previously granted restricted units (the “Retention Units”) in Pinafore Holdings B.V. (“Pinafore”), subject to the terms and conditions of the Pinafore Holdings B.V. 2010 Equity Compensation Plan (the “Pinafore Equity Plan”) and an award letter agreement dated as of December 10, 2010 (the “Retention Award Letters”), which Retention Units represent, for each Retention Unit awarded, the right to receive, at the time stated in the Retention Award Letters and subject to the terms of the Retention Award Letters and the Pinafore Equity Plan, one ordinary class B share of Pinafore (or an amount in cash equal to the value thereof), subject to adjustment in certain circumstances as set forth in the Pinafore Equity Plan. The Parties acknowledge that pursuant to the terms of the Retention Award Letters, the Retention Units awarded to each Retention Unit Employee vest and become non-forfeitable in three equal annual installments as follows: one-third of the Retention Units vested on December 10, 2011 (the “First Retention Unit Tranche”), one-third of the Retention Units vest on December 10, 2012 (together with the First Retention Unit Tranche, the “Retained Retention Unit Tranches”), and one-third of the Retention Units vest on December 10, 2013 (the “Third Retention Unit Tranche”). Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that effective as of the Closing Date, with respect to the Retention Unit Employees, the Sellers and their Subsidiaries shall remain solely responsible for all Liabilities for or relating to the Retained Retention Unit Tranches and Acquiror and its Affiliates shall assume and be solely responsible for all liabilities for or relating to the Third Retention Unit Tranche (all Retention Units held by the Retention Unit Employees constituting a part of the Third Retention Unit Tranche are referred to herein as the “Assumed Retention Units”). The assumption of the Assumed Retention Units by Acquiror shall be effected as follows:

(i) Each Assumed Retention Unit shall be converted into a restricted unit award (“Rollover Units”) denominated in common stock (or other equity securities having features comparable to common stock) in Acquiror or an Affiliate of Acquiror that owns immediately following the Closing directly or indirectly 100% of the equity securities of Acquiror (such common stock or other comparable security, the “Underlying Rollover Securities”). Such conversion shall be done in a manner that in all events is in compliance with the Pinafore Equity Plan and Section 409A of the Code.

(ii) The Rollover Units shall be eligible to vest and become non-forfeitable on December 10, 2013 and shall otherwise be subject to the same terms and conditions as were applicable to the corresponding Retention Units prior to the Closing Date (as adjusted to reflect the assumption described in this Section 6.3(d) in such manner as most closely preserves the intent and substantive terms and conditions of the Retention Units as in effect prior to the Closing Date).

(iii) The number of Rollover Units to be substituted in respect of the Assumed Retention Units for each Retention Unit Employee shall be determined by multiplying the number of Assumed Retention Units for such Retention Unit Employee by the Exchange Ratio. The “Exchange Ratio” shall be equal to the quotient of (x) the dollar value of a single share of Pinafore, calculated as of the day before the Closing at its fair market value, as most recently calculated by Pinafore in accordance with its customary practices divided by (y) the fair market value of one share or unit of Underlying Rollover Securities as of immediately following the Closing.

(e) This Agreement is not intended by the Parties to (i) constitute an amendment to any Company Benefit Plan, (ii) obligate Acquiror or any Company to maintain any particular compensation or benefit plan, program, policy or arrangement or (iii) create any obligation of the Parties with respect to any employee benefit plan of Acquiror or any Company or (iv) confer on any Continuing Employee or any other Person (other than the Parties) any rights or remedies (including third-party beneficiary rights).

6.4 Use of Names and Trademarks. The Parties acknowledge that Sellers and their Affiliates are retaining all rights with respect to the name “Tomkins” and all derivations thereof (collectively, the “Tomkins Marks”). As soon as reasonably practical after the Closing Date, but in any event within one hundred and twenty (120) days after the Closing Date, Acquiror will cease to use the Tomkins Marks in any form and will, at its own expense, (a) remove any and all exterior signs and other identifiers located on each Company’s property or premises that refer or pertain to or that include the Tomkins Marks, (b) remove from each Company’s letterhead, envelopes, invoices, supplies, labels, packaging, advertising, catalogues, product brochures, websites, website publications and other communications media of any kind all references to the Tomkins Marks, and (c) to the extent applicable, (i) amend each Company’s organizational documents to rename each Company to a name that does not include any of the Tomkins Marks and (ii) make or cause to be made all filings with any relevant Governmental Authority that are necessary to discontinue the effectiveness and use of any fictitious or similar names of a Company that include or otherwise reference any of the Tomkins Marks.

6.5 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Acquiror waives and shall not assert, and agrees to cause the Companies to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Seller or any officer, employee or director of any Seller (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, by the law firms set forth on Schedule 6.5(a) (“Pre-Closing Counsel”), which are each currently representing the Sellers and the Companies in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby (the “Current Representation”).

(b) Acquiror waives and shall not assert, and agrees to cause the Companies to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person or any Company or any officer, employee or director of any Company made in connection with and occurring during the Current Representation, solely in connection with any Post-Closing Representation including in connection with a dispute with Acquiror and, following the Closing, with a Company, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege in a Post-Closing Representation shall be retained by the applicable Sellers; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication to the extent not involving this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons, any Company or any officer, employee or director of any

Company. Acquiror hereby agrees to, and agrees to cause the Companies to after the Closing, take all steps reasonably necessary to ensure that any such privilege shall survive the Closing and shall remain in effect thereafter; provided, that, from and after the Closing, such privilege shall be controlled by Sellers and not the Companies; provided, further, that, in the event that a dispute arises between Acquiror or the Companies and a third party other than the Sellers after the Closing, the Companies may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by Pre-Closing Counsel, to such third party; provided, however, that the Companies may not waive such privilege without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Acquiror hereby acknowledges that it and the Companies have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than counsel currently providing representation in connection with this Agreement.

(d) This Section 6.5 shall be irrevocable, and no term of this Section 6.5 may be amended, waived or modified, without the prior written consent of Sellers.

6.6 Financing. Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters (subject to any flex provisions expressly set forth therein), including maintaining in effect the Commitment Letters and using reasonable best efforts to, as promptly as possible, (i) satisfy (which may include satisfaction by waiver) on a timely basis all conditions applicable to Acquiror obtaining the Financing set forth therein (including by consummating the Financing pursuant to the terms of the Equity Commitment Letter), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms in the aggregate not materially less favorable to Acquiror, (iii) timely prepare the necessary offering documents or marketing materials with respect to the Debt Financing, (iv) commence the syndication activities contemplated by the Debt Commitment Letter and (v) consummate the Financing at or prior to Closing. Acquiror shall give Sellers prompt written notice (and in any event no later than three (3) Business Days following the relevant event) (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or default) by any party to any Commitment Letter or other Debt Document of which Acquiror obtains knowledge, (B) if and when Acquiror obtains knowledge that any portion of the Financing contemplated by any Commitment Letter may not be available to consummate the transactions contemplated by this Agreement, (C) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential material breach or default, termination or repudiation by any party to any Commitment Letter or other Debt Document, (D) if Acquiror reasonably believes in good faith it will not be able to obtain any portion of the Financing on the terms, in the manner and from the sources contemplated by any Commitment Letter (subject to any flex provisions expressly set forth therein) or the definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”) and (E) of any termination of any Commitment Letter. Without limiting the obligation to provide such information without request as provided in the immediately preceding sentence, as soon as reasonably practicable, but in any event within two (2) Business Days after the date Sellers deliver Acquiror a written request, Acquiror shall provide any information reasonably requested by Sellers relating to any circumstance referred to in clauses (A) through (D) of the immediately preceding sentence. Without limiting the foregoing, Acquiror shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide to Sellers executed copies of the Debt Documents (excluding any fee letters, engagement letters or other agreements that, in accordance with customary practice, are confidential by their terms) and copies of any of the written notices or communications described in the preceding sentence. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the applicable Commitment Letter (including flex terms) and such portion is reasonably required to fund the Closing Purchase Price and all related fees and expenses required to be paid at the Closing in accordance with, and pursuant to, this Agreement, Acquiror shall, without limiting the obligations of Acquiror set forth in the immediately following sentence, use all reasonable efforts to arrange to obtain alternative financing, including from alternative sources, on terms in the aggregate not materially less favorable to Acquiror than the Financing contemplated by the applicable Commitment Letter (after giving effect to the flex provisions expressly set forth therein) (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 6.6 and Section 11.14 shall be applicable to the Alternative Financing, and, for the purposes of Section 5.6, this Section 6.6, Section 9.2(c) and Section 11.14, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing and all references to the Lenders shall include the Lenders party to the Alternative Financing. Acquiror shall (1) comply in all material respects with each Debt Document (including paying all fees as they become due thereunder), (2) enforce in all material respects its rights under each Debt Document, and (3) not permit, without the prior written consent of Seller, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, any Debt Document or the fee letter referred to in the Debt Commitment Letter; provided, that no such consent shall be required if such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected not to (x) reduce the aggregate amount of the Financing under the Debt Documents (including by changing the amount of fees to be paid or original issue discount thereof) below the sum of the Closing Purchase Price and all related fees and expenses required to be paid at the Closing in accordance with, and pursuant to, this Agreement, after taking into account other sources of funds, including the Equity Commitment Letter and available cash of Acquiror on the Closing Date, or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of any portion of the Financing (or satisfaction of any condition to obtaining any portion of the Financing) less likely to occur or (III) adversely impact in any material respect the ability of Acquiror to enforce its rights against any other party to any Debt Document, the ability of Acquiror to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby. Acquiror acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VIII.

6.7 Letters of Credit; Guarantees.

(a) Acquiror shall use reasonable best efforts to cause to remain in effect (as of immediately after the Closing) by arranging replacement arrangements for, at its sole cost and expense, effective as of the Closing Date, all letters of credit that are set forth on Schedule 6.7(a).

(b) Acquiror shall use reasonable best efforts to arrange replacement guarantees for or otherwise terminate and cause to be of no further force or effect, at its sole cost and expense, effective as of the Closing Date, the guarantees and obligations to guarantee Indebtedness of the Companies set forth on Schedule 6.7(b) and to obtain releases in a form reasonably acceptable to Sellers pursuant to which the counterparties of such guarantees agree, effective as of the Closing Date, to fully, irrevocably and unconditionally release and discharge Sellers and their Affiliates from any and all liabilities or other obligations with respect thereto.

(c) To the extent Acquiror is unable to procure the replacement arrangements or replacement guaranties provided in Section 6.7(a) and Section 6.7(b), Acquiror shall provide Sellers with a back-to-back guarantee or other reasonably acceptable credit support arrangement in respect of such unreleased obligations and shall continue to use commercially reasonable efforts to arrange replacement arrangements or guarantees as soon as reasonably practicable after the Closing.

ARTICLE VII.

JOINT COVENANTS

7.1 Support of Transaction. Without limiting any covenant contained in Article V or Article VI, Acquiror and Sellers shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, Sellers or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby and (c) take such other actions as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, any Sellers or any Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby pursuant to the terms of any Contract to which such Company is a party. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby, Seller and its Affiliates shall not give any undertakings, make any commitments or enter into any agreements (other than in each case as part of confirming the continued existence of the Contract, Permit or other regulatory consent, authorization or approval) binding upon Acquiror or any of its Affiliates, including, after the Closing, the Companies, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed).

7.2 Tax Matters.

(a) Sellers’ Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared and shall timely file or cause to be filed all income and franchise (in lieu of income) and corporation Tax Returns of the Companies for Tax periods ending on or before, or including, the Closing Date which are required to be filed (taking into account any extensions of time to file) after the Closing Date. All Tax Returns described in this Section 7.2(a) shall be prepared in a manner consistent with prior practice of the relevant Company unless a past practice has been finally determined to be incorrect by the applicable Governmental Authority or a contrary treatment is required by applicable Law; provided that, in connection with the transactions contemplated by this Agreement, the Tomkins US Group shall make a “closing-of-the-books election” pursuant to Treasury Regulation Section 1.382-6(b) on its consolidated U.S. federal income Tax Return for the taxable year ending December 31, 2012. Sellers shall deliver all such Tax Returns to Acquiror at least ten (10) days before the due date thereof. Sellers shall permit Acquiror to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Acquiror. Acquiror and any Company shall be responsible for signing and timely filing any Tax Returns described in this Section 7.2(a). In the event of a dispute between the Parties with respect to any item on any Tax Return described in this Section 7.2(a), the Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. Acquiror agrees to file or cause to be filed all permitted extensions of time to file such Tax Returns which would be properly filed or caused to be filed by Acquiror as shall be reasonably required to allow any such dispute to be resolved. If the Parties hereto cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.6(e); provided, however, that such disputes shall not prevent the timely filing of any Tax Return described in this Section 7.2(a). Within two (2) Business Days after the receipt by Sellers of a calculation of the amount of Taxes payable with respect to any such Tax Return that is attributable to a Seller Tax Period (calculated, in the case of a Straddle Period, in accordance with the methodology set forth in Section 7.2(c)), Sellers shall pay or cause to be paid to Acquiror such amount of Taxes that is attributable to a Seller Tax Period, except if and to the extent any such Taxes were included in the determination of the Closing Date Working Capital as set forth on the Final Closing Date Statement. In the event of a dispute between the Parties with respect to any such calculation, the Parties shall act in good faith to resolve such dispute. If the Parties hereto cannot resolve any such dispute, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.6(e).

(b) Acquiror’s Responsibility for Filing Tax Returns. Acquiror shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies for Tax periods ending on or before, or including, the Closing Date that are required to be filed (taking into account any extensions of time to file) after the Closing Date (other than any such Tax Returns required to be prepared by Sellers pursuant to Section 7.2(a)) (“Post-Closing Date Tax Returns”). All Post-Closing Date Tax Returns shall be prepared in a manner consistent with past practice of the relevant Company, unless a past practice has been finally determined to be incorrect by the applicable Government Authority or a contrary treatment is required by applicable Law, and Acquiror shall deliver such Post-Closing Date Tax Returns to Sellers at least ten (10) days before the due date thereof and Acquiror shall permit Sellers to review and comment on each such Post-Closing Date Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers. Acquiror and the Companies shall be responsible for signing and timely filing any Tax Returns described in this Section 7.2(b). In the event of a dispute between the Parties with respect to any item on any Post-Closing Date Tax Return that relates to a Seller Tax Period, the Parties shall act in good faith to resolve any such dispute prior to the date on which such Post-Closing Date Tax Return is required to be filed and Acquiror agrees to file or cause to be filed all permitted extensions of time to file such Post-Closing Date Tax Returns which would be properly filed or caused to be filed by Acquiror as shall be reasonably required to allow any such dispute to be resolved. If the Parties hereto cannot resolve any disputed item, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.6(e); provided, however, that such disputes shall not prevent the timely filing of any Tax Return described in this Section 7.2(b). Within two (2) Business Days after the receipt by Sellers of a copy of any Post-Closing Date Tax Return to be filed by Acquiror together with a calculation of the amount of Taxes payable with respect to such Post-Closing Date Tax Return that is attributable to a Seller Tax Period (calculated, in the case of a Straddle Period, in accordance with the methodology set forth in Section 7.2(c)), Sellers shall pay or cause to be paid to Acquiror such amount of Taxes that is attributable to a Seller Tax Period, except if and to the extent any such Taxes were taken into account in the determination of the Closing Date Working Capital as set forth on the Final Closing Date Statement. In the event of a dispute between the Parties with respect to any such calculation, the Parties shall act in good faith to resolve any such dispute. If the Parties hereto cannot resolve any such dispute, the item or items in question shall be resolved in a manner similar to that set forth in Section 2.6(e).

(c) Allocation of Taxes. In the case of a Straddle Tax Period, the amount of Taxes payable for the portion of such Straddle Tax Period that ends on the Closing Date shall: (A) in the case of property or ad valorem Taxes, be deemed to be the amount of Taxes payable for the entire period, multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Tax Period ending on the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Tax Period; and (B) in the case of all other Taxes, be deemed to be the amount of Taxes which would be payable if the Straddle Tax period ended at the end of the day on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d) Refunds and Tax Benefits. Except to the extent included as a current asset in the calculation of Closing Date Working Capital as finally determined in accordance with Section 2.6, any Tax refunds that are received by Acquiror or any Company, and any credit or other offset to Tax in lieu of cash refunds to which Acquiror or any Company becomes entitled (including any interest paid thereon), in each case, that relate to Taxes of any Company with respect to any Seller Tax Period (a “Seller Tax Refund”) shall be for the account of Sellers and their Affiliates (other than the Companies), excluding any refund or credit attributable to any loss in a Tax period (or portion of a Straddle Tax Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a Tax period (or portion of a Straddle Tax Period) ending on or before the Closing Date; provided, that solely with respect to any Seller Tax Refund relating to any Company other than Tomkins US, Tomkins Building Products, Inc. and Tomkins Industries, such Seller Tax Refund shall be for the account of Sellers and their Affiliates (other than the Companies) only if and to the extent such Seller Tax Refund is received by, or utilized on, any Tax Return with respect to an Acquiror Tax Period filed by, Acquiror or any Company on or prior to the Seller Tax Indemnity Expiration Date. Within ten (10) days after the receipt of any such Seller Tax Refund (or, in the case of such a Seller Tax Refund in the form of a credit or other offset to Tax, the due date for filing the Tax Return utilizing such credit or other offset to Tax), Acquiror shall pay over to Sellers such Seller Tax Refund. Acquiror shall, and shall cause the Companies to, cooperate, as is reasonably requested by Sellers, in obtaining any Seller Tax Refund that Sellers believe should be available, including by filing appropriate forms with the applicable Governmental Authority. Acquiror shall, in respect of any time or period falling on or prior to the Closing Date (including, without limitation, any overlapping period as defined in Section 142 of CTA 2010), make, give or enter into, or cause the Companies to make, give or enter into, any claims, elections, surrenders, notices, consents or filings (in each case, without payment) (whether unconditional or conditional, whether or not forming part of any other Tax Return, whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, surrenders, notices or consents, whether or not made before or after the Closing) as Sellers may direct in connection with a Surrender. Acquiror agrees to waive any carryback of any Tax loss or other Tax attribute from an Acquiror Tax Period to a Seller Tax Period, if and to the extent permitted by applicable Law. In the event that Acquiror is not permitted under applicable Law to waive any such carryback, Acquiror shall be permitted to carry back such Tax loss or other Tax attribute to a Seller Tax Period and Sellers shall be entitled to an amount equal to the amount of any Taxes actually incurred by any Seller or any of its Affiliates (including as a result of any diminution in foreign tax credits) resulting from such carryback, as computed on a “with and without” basis. For the avoidance of doubt, to the extent that the income or Tax attributable to a given Seller Tax Period may be offset by either a carryback described in this Section 7.2(d) or a carryback of a Tax loss or other Tax attribute of any Seller or any of its Affiliates arising in the same Acquiror Tax Period or any preceding Acquiror Tax Period, Sellers may in their sole discretion determine the order in which such carrybacks may be applied.

(e) Cooperation on Tax Matters.

(i) Acquiror and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any Action with respect to Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquiror or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other Party written notice at least ninety (90) days prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Acquiror or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Acquiror shall, and shall cause the Companies to, prepare and provide to Sellers a package of Tax information materials and financial information materials, including, without limitation, schedules and work papers required by Sellers to enable Sellers to prepare and file (or merely prepare) and calculate a Tax provision for the purpose of closing the books and Sellers’ financial statements and all Tax Returns required to be prepared and filed (or merely prepared) by it pursuant to Section 7.2(a). Such materials shall be delivered to Sellers at a time sufficient for Sellers to meet their reporting requirements, which time will be communicated to the Companies and to Acquiror no less than thirty (30) days in advance of the requested delivery date.

(iii) Acquiror shall, and shall cause the Companies to, prepare and provide to Sellers a LIFO calculation as of the Closing Date for inclusion in Sellers’ Tax Returns, which LIFO calculation shall be prepared in accordance with the Companies’ past practice (insofar as such past practices are in compliance with GAAP). The LIFO calculation shall be delivered to Sellers at a time sufficient for Sellers to meet their reporting requirements, which time will be communicated to the Companies and to Acquiror no less than thirty (30) days in advance of the requested delivery date.

(f) Tax Contests. Acquiror and its Affiliates (including the Companies), on the one hand, and Sellers, on the other hand, shall give prompt written notice to the other party of any Action relating to Taxes of any Company which could give rise to an indemnification obligation of Sellers under this Agreement or could be expected to affect any Surrender made or the ability of any Seller or its Affiliates to undertake any Surrender in respect of any time on or before the Closing Date (a “Tax Contest”). Sellers shall control the defense and resolution of any Tax Contest; provided that if the resolution of a Tax Contest could reasonably be expected to have an adverse effect on the Tax liability of Acquiror or any Company for any Acquiror Tax Period, Acquiror shall be entitled to participate (at its own expense) in such Tax Contest and Sellers shall not settle or otherwise cause a final disposition of such Tax Contest without Acquiror’s consent, which consent may not be unreasonably withheld, conditioned or delayed. Acquiror shall control any Action relating to Taxes of any Company other than any Tax Contest. In the event of any conflict between Section 10.3 and this Section 7.2(f), this Section 7.2(f) shall control.

(g) Post-Closing Actions. Neither Acquiror nor any of its Affiliates shall or shall cause or permit the Companies (A) take any action on the Closing Date after the Closing other than in the ordinary course of business; (B) except as required pursuant to a final non-appealable determination by a Governmental Authority, amend, refile, withdraw or otherwise modify any Tax Return, claim, Surrender, notice or consent or make, change or revoke any Tax election, in each case, with respect to a Seller Tax Period; (C) make any election or deemed election under Section 338 of the Code (other than an election under Section 338(g) of the Code with respect to any non-U.S. Company (a “Section 338(g) Election”)); or (D) take any other action that would reasonably be expected to result in an increase in any Tax liability, or the reduction of any Tax attribute, of any Seller or any of its Affiliates (including any Company) with respect to any Seller Tax Period or an increase in the indemnification obligations of Sellers under this Agreement.

(h) Tax-Sharing Agreements. Except as provided for under Section 7.2(d), all Tax-sharing agreements or similar agreements with respect to or involving any Company, on the one hand, and any Seller or any of its Affiliates, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

(i) Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the “Transfer Taxes”), resulting from the transfer of the Shares pursuant to this Agreement or from the execution of this Agreement shall be borne equally by Acquiror and Sellers. Notwithstanding anything contained in this Section 7.2 to the contrary, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and timely filed by the Party required by applicable Law to file such Tax Returns. Unless Sellers or any of their Affiliates are legally required to file Tax Returns with respect to Transfer Taxes, Acquiror shall within thirty (30) thirty Business Days following the Closing Date provide evidence satisfactory to Sellers that any relevant Tax Returns with respect to Transfer Taxes other than those that Sellers or any of their Affiliates are legally required to file have been duly and timely filed. When Sellers or any of their Affiliates, or Acquiror or any of its Affiliates, are legally required to file any Tax Return with respect to Transfer Taxes, Acquiror shall pay to Sellers or any of their Affiliates, or Sellers shall pay to Acquiror or any of its Affiliates, as applicable, at least two (2) Business Days prior to the due date for filing, 50% of the amount of any Transfer Taxes required to be paid in connection with such filing.

(j) Purchase Price Allocation. Acquiror and Sellers agree the Purchase Price shall be allocated among the Equity Interests as set forth in Schedule 7.2. Any post-Closing adjustments with respect to the Purchase Price pursuant to Section 2.2, Section 2.6 and Section 7.2(k) shall be allocated in an appropriate and equitable manner consistent with the requirements of applicable Tax Law and consistent with the principles set forth on Schedule 7.2 to the maximum extent possible or as mutually agreed by the Parties. Each of Acquiror and Sellers shall report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 7.2(j); provided, that nothing contained herein shall prevent any Party or its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the agreed upon allocation of the Purchase Price, and no Party or its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such allocation. Each of Acquiror and Sellers shall notify each other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

(k) Except to the extent otherwise required by Law, Acquiror and Sellers shall treat any indemnification payments made pursuant to this Agreement as adjustments to the Purchase Price for income and corporation Tax purposes.

7.3 Exclusive Contracts; Shared Contracts.

(a) Prior to the Closing, Sellers shall use commercially reasonable efforts to, and Acquiror shall reasonably cooperate with such efforts to, (i) assign, and obtain any consents, approvals or authorizations of any third party necessary to assign (any such consent, approval or authorization, a “Company Assignment Consent”), each of the Company Exclusive Contracts to a Person designated by Acquiror (any such person, a “Company Contract Assignee”), (ii) assign, and obtain any consents, approvals or authorizations of any third party necessary to assign (any such consent, approval or authorization, a “Tomkins Assignment Consent”), each of the Tomkins Exclusive Contracts to a Person designated by Sellers (any such person, a “Tomkins Contract Assignee”), and (iii) separate, and obtain any consents, approvals or authorizations of any third party necessary to separate (any such consent, approval or authorization, a “Separation Consent”), each of the Shared Contracts into separate Contracts between the appropriate third party and either Sellers or one of their Affiliates (other than the Companies) or a Person designated by Acquiror, as the case may be, in all material respects on the same terms; provided, that neither Sellers nor Acquiror nor the Companies shall be required to make any expenditure in connection with such efforts and Sellers shall not cause the Companies to, without Acquiror’s consent (not to be unreasonably withheld, conditioned or delayed), agree to any new material restrictions or obligations that would have effect following the Closing in connection with such efforts.

(b) In the event that, prior to the Closing, the Parties are (I) unable to assign any Company Exclusive Contract (whether due to the inability to obtain any Company Assignment Consent or otherwise) as provided in Section 7.3(a)(i) or (II) unable to separate any Shared Contract that is in the name of one or more of the Sellers or their post-Closing Subsidiaries (whether due to the inability to obtain any Separation Consent or otherwise) as provided in Section 7.3(a)(iii), then, following the Closing, Sellers shall, and shall cause their respective Subsidiaries to, use commercially reasonably efforts to, at Acquiror’s cost and expense: (i) permit the applicable Company (or a Person designated by Acquiror) to continue to operate under any such Company Exclusive Contract or Shared Contract in all material respects in the ordinary course of business consistent with past practice; (ii) procure any outstanding Company Assignment Consent or Separation Consent; (iii) provide to Acquiror (or a Person designated by Acquiror) (x) all of the benefits of the applicable Company Exclusive Contract and (y) those benefits applicable to the Business under any such Shared Contract; (iv) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Acquiror (or a Person designated by Acquiror), including accepting such reasonable direction as Acquiror shall request of Sellers or their respective post-Closing Subsidiaries; and (v) enforce at Acquiror’s request, or allow Acquiror or the Companies to enforce in a commercially reasonable manner, any rights of Acquiror or such Company arising from any such Company Exclusive Contract or Shared Contract, in each case for the account of Acquiror or such Company; provided, that neither Sellers nor any of their post-Closing Subsidiaries shall be required to make any expenditure in connection with the activities described in clauses (i) through (v) above, unless reimbursed by Acquiror for the full amount of any such expenditure; provided further that Sellers shall, and shall cause their respective post-Closing Subsidiaries to, without further consideration or reimbursement therefore, promptly pay and remit to Acquiror (or a Person designated by Acquiror) all monies, rights and other consideration received in respect of such activities.

(c) In the event that, prior to the Closing, the Parties are (I) unable to assign any Tomkins Exclusive Contract (whether due to the inability to obtain any Tomkins

Assignment Consent or otherwise) as provided in Section 7.3(a)(ii) or (II) unable to separate any Shared Contract in the name of one or more of the Companies (whether due to the inability to obtain any Separation Consent or otherwise) as provided in Section 7.3(a)(iii), then, following the Closing, Acquiror shall, and shall cause the Companies to, use commercially reasonably efforts to, at Sellers’ cost and expense: (i) permit Sellers (or a Person designated by Sellers) to continue to operate under any such Tomkins Exclusive Contract or Shared Contract in all material respects in the ordinary course of business consistent with past practice; (ii) procure any outstanding Tomkins Assignment Consent or Separation Consent; (iii) provide to Sellers (or a Person designated by Sellers) (x) all of the benefits of the applicable Tomkins Exclusive Contract and (y) those benefits applicable to the Retained Business under any Shared Contract; (iv) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Sellers (or a Person designated by Sellers), including accepting such reasonable direction as Sellers shall request of Acquiror or the Companies; and (v) enforce at Sellers’ request, or allow Sellers or their Affiliates to enforce in a commercially reasonable manner, any rights of Sellers or such Affiliates arising from any such Tomkins Exclusive Contract or Shared Contract, in each case for the account of Sellers or such Affiliates; provided, that neither Acquiror nor any of the Companies shall be required to make any expenditure in connection with the activities described in clauses (i) through (v) above, unless reimbursed by Sellers for the full amount of any such expenditure; provided further that Acquiror shall, and shall cause the Companies to, without further consideration or reimbursement therefore, promptly pay and remit to Sellers (or a Person designated by Sellers) all monies, rights and other consideration received in respect of such activities.

(d) In consideration for and as a condition to Sellers’ performance pursuant to Section 7.3(b), (i) Acquiror (or a Person designated by Acquiror) shall perform and discharge when due the obligations, and assume the liabilities, of Sellers or the applicable post-Closing Subsidiary under such Company Exclusive Contract or (to the extent arising out of or relating to the Business) Shared Contract, for the benefit of Sellers or such Subsidiary and the other party or parties thereto and (ii) Acquiror shall indemnify, defend and hold harmless Sellers and their Affiliates and designees, and their respective Representatives harmless from and against any and all Losses to the extent arising in connection with such Company Exclusive Contract or (to the extent arising out of or relating to the Business) Shared Contract or Seller’s performance of its obligations in compliance with Section 7.3(b).

(e) In consideration for and as a condition to Acquiror’s performance pursuant to Section 7.3(c), (i) Sellers (or a Person designated by Sellers) shall perform and discharge when due the obligations, and assume the liabilities, of Acquiror or the applicable Company under such Tomkins Exclusive Contract or (to the extent arising out of or relating to the Retained Business) Shared Contract, for the benefit of Acquiror or such Company and the other party or parties thereto and (ii) Sellers shall indemnify, defend and hold harmless Acquiror and its Subsidiaries and designees, and their respective directors, officers, employees and agents harmless from and against any and all Losses to the extent arising in connection with such Tomkins Exclusive Contract or (to the extent arising out of or relating to the Retained Business) Shared Contract or Acquiror’s performance of its obligations in compliance with Section 7.3(c).

(f) Following the Closing, (i) (a) once an outstanding Company Assignment Consent is obtained, the applicable Company Exclusive Contract shall be deemed to have been automatically assigned and/or transferred to the applicable Company Contract Assignee and the obligations and liabilities under such Company Exclusive Contract shall be deemed to be assumed by such Company Contract Assignee, and (b) the rights and obligations of Acquiror, Sellers, and their respective Affiliates under such Company Exclusive Contract (and under any Shared Contract, to the extent pertaining to the Business) shall be deemed to be part of the Business for all purposes under this Agreement, and (ii) (a) once an outstanding Tomkins Assignment Consent is obtained, the applicable Tomkins Exclusive Contract shall be deemed to have been automatically assigned and/or transferred to the applicable Tomkins Contract Assignee and the obligations and liabilities of Sellers under such Tomkins Exclusive Contract shall be deemed to be Retained Liabilities, and (b) the rights and obligations of Sellers, Acquiror, and their respective Affiliates under such Tomkins Exclusive Contract (and under any Shared Contract, to the extent pertaining to the Retained Business) shall be deemed to be part of the Retained Business for all purposes under this Agreement. Once (i) Acquiror or one of its Affiliates has entered into a Contract replacing a Shared Contract with respect to the Business, the rights and obligations of the Parties under Section 7.3(b) shall cease with respect to such Shared Contract, or (ii) Sellers or one of their Affiliates has entered into a Contract replacing a Shared Contract with respect to the Retained Business, the rights and obligations of the Parties under Section 7.3(c) shall cease with respect to such Shared Contract.

(g) If, following the Closing, Sellers or any of their Affiliates, on the one hand, or Acquiror or any of its Affiliates (including, for the avoidance of doubt, the Companies), on the other hand, receives any benefit or payment which under any Company Exclusive Contract, Tomkins Exclusive Contract or Shared Contract was intended for the other, Sellers and Acquiror will use their respective reasonable best efforts to, and to cause their respective Affiliates to, deliver such benefit or payment to the other Party.

ARTICLE VIII.

CONDITIONS TO OBLIGATIONS

8.1 Conditions to Obligations of Acquiror and Sellers. The obligations of Acquiror and Sellers to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such Parties:

(a) All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

(b) There shall not be in force any Governmental Order or material Law (including the 30% Rule) restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby.

(c) The Restructuring shall have been completed in all material respects in accordance with Schedule 5.5; provided that if Acquiror has waived or waives this condition, then this condition shall be deemed to be satisfied, if not earlier satisfied, on the second Business Day prior to the Termination Date (without giving effect to any extension thereof).

8.2 Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Sellers set forth in Sections 3.1, 3.2(a), 3.3, 3.4(a)(ii) and 3.7 shall be true and correct in all material respects as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date), (ii) the representations and warranties of the Sellers set forth in Section 3.6 shall be true and correct in all respects (other than de minimis inaccuracies or changes resulting from the Additional Structuring that do not result in a Company being less than wholly owned (directly or indirectly) by a Seller) as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date) and (iii) the other representations and warranties of Sellers contained in this Agreement shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date), except for, in the case of clause (iii), any failures of such representations and warranties to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the covenants of Sellers to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Since the date of this Agreement, no event, change or circumstance shall have occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Sellers shall have delivered to Acquiror a certificate signed by an officer, manager or other authorized individual of each Seller, dated the Closing Date, certifying that, to the knowledge and belief of such individual(s), the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(e) Sellers shall have delivered to Acquiror a statement executed by Tomkins US in accordance with Section 1445(b)(3) of the Code and Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that Tomkins US is not a United States real property holding company.

(f) Sellers have delivered, or at the Closing will deliver, the deliverables set forth in Section 2.5.

8.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate, or cause to be consummated, the transactions contemplated hereby is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Sellers:

(a) (i) The representations and warranties of Acquiror set forth in Sections 4.1, 4.2 and 4.3(a)(ii) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date) and (ii) the other representations and warranties of Acquiror contained in this Agreement shall be true and correct (without giving effect to any materiality or “material adverse effect” qualifications therein) as of the date of this Agreement and as of the Closing, as if made anew at and as of that time (except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date), except for, in each case, any failures of such representations and warranties to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Transactions.

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Acquiror shall have delivered to Sellers a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied

(d) Acquiror shall has delivered, or at the Closing will deliver, the deliverables set forth in Section 2.4.

ARTICLE IX.

TERMINATION/EFFECTIVENESS

9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned only:

(a) by mutual written consent of Sellers and Acquiror;

(b) by written notice to Sellers from Acquiror if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Sellers prior to the Termination Date through the exercise of their reasonable best efforts, then subject to such cure prior to the Termination Date (or in the case of Section 5.7, prior to or on October 21, 2012), but only as long as Sellers continue to use their reasonable best efforts to cure such Terminating Seller Breach following notice from Acquiror of such breach but not later than the Termination Date (the period in which reasonable best efforts continue to be exercised, the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided that the right to terminate this Agreement under this subsection (ii) shall not be available if Acquiror is in material default or breach of this Agreement or if Acquiror’s failure to fulfill in all material respects any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order (other than a temporary restraining order of a court of competent jurisdiction);

(c) by written notice to Acquiror from Sellers if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if such Terminating Acquiror Breach is curable by Acquiror prior to the Termination Date through the exercise of its reasonable best efforts, then subject to such cure prior to the Termination Date, but only as long as Acquiror continues to use its reasonable best efforts to cure such Terminating Acquiror Breach following notice from Sellers of such breach but not later than the Termination Date (the period in which reasonable best efforts continue to be exercised, the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided that the right to terminate this Agreement under this subsection (ii) shall not be available if Sellers are in material default or breach of this Agreement or if Sellers’ failure to fulfill in all material respects any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order (other than a temporary restraining order of a court of competent jurisdiction); or

(d) by written notice (the “Section 9.1(d) Notice”) to Acquiror from Sellers if (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Sellers have irrevocably confirmed in the Section 9.1(d) Notice that (A) all of the conditions set forth in Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by Sellers and (B) Sellers are prepared and willing to consummate the Closing, and (iii) Acquiror fails to consummate the Closing within two (2) Business Days following the later of the receipt of the Section 9.1(d) Notice and the date the Closing should have occurred pursuant to Section 2.3; provided that, for the avoidance of doubt, during such two (2) Business Day period following such date, no Party shall be entitled to terminate this Agreement pursuant to Section 9.1(b)(ii) or Section 9.1(c)(ii), provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available if Sellers are in material default or breach of this Agreement or if Sellers’ failure to fulfill in all material respects any obligation under this Agreement (other than those to be satisfied at the Closing) has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

9.2 Effect of Termination; Termination Fees.

(a) Except as otherwise expressly set forth in this Section 9.2, in the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party or its respective Affiliates, directors, officers, employees, stockholders, partners, members or Representatives; provided, that no such termination shall relieve (i) Sellers for fraud or any intentional and willful breach of this Agreement prior to such termination or (ii) Acquiror of its obligation to pay (a) the Termination Fee pursuant to Section 9.2(b), (b) those amounts described in Section 9.2(e), (c) the expense reimbursement obligations of Acquiror pursuant to Section 5.6, (d) the payment obligations of Acquiror pursuant to Section 5.10, and (e) the payment obligations of Acquiror pursuant to Section 6.1(e), in each case to the extent payable under the applicable section of this Agreement. The provisions referred to in clauses (i) and (ii) of the immediately preceding sentence, this Section 9.2 and Article XI are collectively referred to in this Agreement as the “Surviving Provisions.” The Surviving Provisions and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement to the extent required in order to give appropriate effect to the Surviving Provisions.

(b) In the event that this Agreement is validly terminated by Sellers pursuant to Section 9.1(c)(i) or Section 9.1(d), Acquiror shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Sellers or their designees an amount equal to $67,000,000 (the “Termination Fee”) by wire transfer of same day funds (it being understood that in no event shall Acquiror be required to pay the Termination Fee on more than one occasion, or at all if Acquiror consummates the Transactions, including pursuant to an order of specific performance pursuant to Section 11.14). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage, and not a penalty. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Termination Fee is payable pursuant to this Section 9.2(b), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising under this Agreement (other than those amounts payable pursuant to Section 9.2(e) and the expense reimbursements due under the Surviving Provisions).

(c) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 9.1(c)(i) or Section 9.1(d), Sellers’ receipt of the Termination Fee from Acquiror pursuant to Section 9.2(b) and the payment of any expense reimbursements due pursuant to any of the Surviving Provisions or Section 9.2(e) shall be the sole and exclusive remedy of Sellers and their Affiliates against (i) Acquiror; (ii) the former, current and future holders of any equity, partnership or limited liability company interest, and any controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Acquiror; (iii) any future holders of any equity, partnership or limited liability company interest; and (iv) the financing sources under the Debt, and any controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Specified Persons”) for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated. For the avoidance of doubt, in the event the Closing does not occur, in no event shall the Specified Persons be subject to (nor shall the Sellers, any of their Affiliates, stockholders, or any other Person seek to recover) monetary damages in excess of the Termination Fee, the amounts payable under Section 9.2(e) and the expense reimbursements due under the Surviving Provisions (including any amounts under the Acquiror Guaranty) for any losses arising from or in connection with breaches by Acquiror of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action at law or in equity that any Seller, their Affiliates, or any other Person may have for any loss suffered as a result of the failure of the Transactions to be consummated, including as a result of the Debt Financing not being available to be drawn or otherwise arising from the Debt Financing Commitments; provided that in the absence of a termination of this Agreement or the payment of the Termination Fee, the foregoing does not limit the rights of the Sellers under Section 11.14, the Acquiror Guaranty or the Equity Commitment Letter.

(d) Notwithstanding anything herein to the contrary, if Acquiror fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder then, except for an order of specific performance as and only to the extent permitted by Section 11.14, Sellers’ sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) against Acquiror for any such failure or breach shall be to terminate this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d) and receive payment of the Termination Fee from Acquiror pursuant to Section 9.2(b) and the payment of any amounts due pursuant to any of the Surviving Provisions or Section 9.2(e).

(e) The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. If Acquiror fails to pay promptly the Termination Fee when due, and, in order to obtain such payment, Sellers commence an action or proceeding against Acquiror for the Termination Fee, Acquiror shall pay to Sellers, together with the Termination Fee, (i) interest on the Termination Fee from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (ii) any legal or other fees and expenses incurred by Sellers in connection with any such action or proceeding (the “Additional Expenses”).

ARTICLE X.

INDEMNIFICATION

10.1 Non-Survival of Representations, Warranties and Pre-Closing Covenants. None of the covenants, representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing; provided that (i) Sections 3.6 (Capitalization), 3.22 (No Brokers Fees), 4.7 (No Brokers Fees) and 10.2(a)(v) shall survive the Closing until the first anniversary of the Closing Date and (ii) Section 10.2(a)(iv) shall survive the Closing until the third anniversary of the Closing Date (the “Seller Tax Indemnity Expiration Date”) and Section 10.2(a)(v) shall survive until 30 days after the expiration of applicable Tax statute of limitations; provided further that this Section 10.1 shall not limit any other covenant or agreement of the Parties to the extent such covenant or agreement contemplates performance after the Closing. No claim for indemnification hereunder for breach of any such representations, warranties or covenants may be made after the expiration of the applicable survival period.

10.2 Indemnification.

(a) From and after the Closing, subject to the other provisions of this Article X, Sellers shall jointly and severally indemnify and hold Acquiror and its direct or indirect Subsidiaries (including the Companies after the Closing) and their respective directors, officers, employees, agents, attorneys, consultants, advisors, successors and assigns (collectively, the “Acquiror Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”) incurred by any Acquiror Indemnified Party to the extent based upon, resulting from or arising out of:

(i) any of the Retained Liabilities,

(ii) breaches of any of the representations and warranties of Seller set forth in Section 3.6 or Section 3.22 (other than any breaches of Section 3.6 resulting from the Additional Structuring),

(iii) the Retained Business other than as set forth herein,

(iv) (A) any liability for unpaid Taxes of the Companies (other than Tomkins US, Tomkins Building Products, Inc. and Tomkins Industries, Inc.) with respect to any Seller Tax Period (including any portion of a Straddle Tax Period allocable or apportioned to Sellers (as provided in Section 7.2(c)) and (B) any liability for Taxes of any Person (other than any Company) for which any Company is liable under Treasury Regulations Section 1.1502-6 (or any analogous or similar applicable Law) by reason of being a member of an affiliated, consolidated, combined, or unitary group at any time on or prior to the Closing Date; provided, however, that the Acquiror Indemnified Parties shall not be entitled to recover any Losses under this Section 10.2(a)(iv) to the extent such Losses are attributable to (w) any Taxes that were taken into account in the determination of the Closing Date Working Capital as set forth on the Final Closing Date Statement, (x) any Taxes attributable to any breach of any covenant or agreement of Acquiror or any of its Affiliates (including, after the Closing, any Company) contained in this Agreement, (y) any Taxes for which Acquiror is liable pursuant to Section 5.10 or (z) any Taxes attributable to a Section 338(g) Election. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 10.2(a)(iv), any Losses shall be deemed to be reduced by any net operating loss, capital loss, Tax credit carryover or other Tax asset or Relief generated or arising in or in respect of a Seller Tax Period (other than any Seller Tax Refund previously paid to Sellers pursuant to Section 7.2(d)) (a “Seller Tax Asset”) that would be available to reduce any Tax in respect of any such Losses, notwithstanding any prior utilization of any such Seller Tax Asset by Acquiror or any of its Affiliates (including any Company) in respect of any Acquiror Tax Period,

(v) (A) any liability for unpaid Taxes of Tomkins US, Tomkins Building Products, Inc. and Tomkins Industries, Inc. with respect to any Seller Tax Period (including any portion of a Straddle Tax Period allocable or apportioned to Sellers (as provided in Section 7.2(c)) and (B) any liability for Taxes of any Person (other than any Company) for which Tomkins US, Tomkins Building Products, Inc. or Tomkins Industries, Inc. is liable under Treasury Regulations Section 1.1502-6 (or any analogous or similar applicable Law) by reason of being a member of an affiliated, consolidated, combined, or unitary group at any time on or prior to the Closing Date; provided, however, that the Acquiror Indemnified Parties shall not be entitled to recover any Losses under this Section 10.2(a)(v) to the extent such Losses are attributable to (v) any Taxes that were taken into account in the determination of the Closing Date Working Capital as set forth on the Final Closing Date Statement, (w) any Taxes attributable to any breach of any covenant or agreement of Acquiror or any of its Affiliates (including, after the Closing, any Company) contained in this Agreement, (x) any Taxes for which Acquiror is liable pursuant to Section 5.10, (y) any Taxes attributable to a Section 338(g) Election or (z) any Taxes governed by Section 10.2(a)(iv). Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 10.2(a)(v), any Losses shall be deemed to be reduced by any net operating loss, capital loss, Tax credit carryover or other Tax asset or Relief generated or arising in or in respect of a Seller Tax Period (other than any Seller Tax Asset) that would be available to reduce any Tax in respect of any such Losses, notwithstanding any prior utilization of any such Seller Tax Asset by Acquiror or any of its Affiliates (including any Company) in respect of any Acquiror Tax Period, and

(vi) breaches of any covenants or agreements of Sellers set forth in Section 5.8.

(b) From and after the Closing, subject to the other provisions of this Article X, Acquiror shall indemnify and hold Sellers and their Affiliates and their respective directors, officers, employees, stockholders, agents, attorneys, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses incurred by any Seller Indemnified Party to the extent based upon, resulting from or arising out of:

(i) breaches of any of the representations and warranties of Acquiror set forth in Section 4.7,

(ii) breaches of any covenants or agreements of Acquiror or any of its Subsidiaries (including the Companies) contained in Section 5.10, Section 6.7 or Section 7.2,

(iii) ownership and operation of the Companies (other than Tomkins Building Products, Inc., Tomkins Industries, Inc. and Tomkins US, except to the extent related to the Business or as set forth herein), the Joint Venture or the Business (including any liabilities or obligations of any type of any of the foregoing), other than any matter set forth in Section 10.2(a)(i), and

(iv) any liability for any Taxes levied or imposed on, or attributable to, the Companies or any of their Affiliates with respect to any Acquiror Tax Period.

10.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought or, in the case of a claim for indemnification pursuant to Section 10.2(a), by written notice to Sellers.

(b) In the event that any legal proceedings are instituted or any claim or demand is asserted by any third party in respect of which payment may be sought under Section 10.2 hereof (any such third-party claim, a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party (it being understood that no Acquiror Indemnified Party shall object to Latham & Watkins LLP as Sellers’ choice of counsel with respect to any such matter), and to assume the defense and control the settlement of any such Third-Party Claim which relates to any Losses indemnified against hereunder; provided, that the Indemnified Party shall be entitled to assume control of such defense and the settlement thereof at the cost and expense of the Indemnifying Party if the Indemnifying Party failed or is failing to defend such Third-Party Claim. If the Indemnifying Party has assumed such defense, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the Indemnifying Party shall not be liable for any legal expenses incurred by any Indemnified Party in connection with the defense of such Third-Party Claim while the Indemnifying Party is controlling such defense. The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim. If the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnifying Party shall be entitled to (subject to the two immediately following sentences) settle or compromise such Third-Party Claim without the consent of the Indemnified Party. No Indemnified Party may settle or compromise or permit a default or consent to the entry of any judgment with respect to any Third-Party Claim without the consent of the Indemnifying Party. If the Indemnifying Party makes any payment on any Third-Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third-Party Claim and shall be entitled to pursue recovery against the applicable insurers or other Persons in respect of such benefits or other claims.

(c) The Parties hereby agree to treat the Third Party Claims set forth on Schedule 10.3(c) as set forth on Schedule 10.3(c).

10.4 Limitations on Indemnification.

(a) No Indemnified Party will be entitled to indemnification to the extent of any Losses that a court of competent jurisdiction has determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification (provided that the bad faith, gross negligence or willful misconduct of any Company prior to the Closing shall not affect the Acquiror Indemnified Parties’ indemnification rights).

(b) Notwithstanding any other provision of this Agreement to the contrary, no Person shall be entitled to indemnification under this Article X for (i) any Losses to the extent such Losses are reflected in the Closing Date Statement, (ii) consequential or indirect damages, or (iii) any special, multiple, exemplary or punitive damages (except to the extent payable in connection with a Third-Party Claim based on or arising out of a Third-Party Claim), or lost profits, diminution in value or any damages based on any type of multiple.

(c) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification hereunder, the amount of any such Losses will be determined after deducting therefrom (i) the amount of any cash received, or reduction in cash payments that would have been due and payable, by the Indemnified Party or any of its Affiliates in respect of Taxes with respect to the Tax year in which the indemnifiable Loss is sustained or any prior Tax year, which receipt or reduction of cash is attributable to any Tax benefits applicable to the indemnifiable Losses (“Tax Offset”) (ii) the amount of any insurance proceeds from a third-party insurer (but not a captive insurance company) actually received by such Indemnified Parties in respect of such Losses, in each case net of costs and expenses incurred by such Indemnified Parties or their Affiliates in connection with such recovery and (iii) any other amounts actually recovered from a third party pursuant to indemnification or otherwise in respect of such Losses. All Indemnified Parties shall use commercially reasonable efforts to mitigate all Losses for which such Indemnified Parties are entitled or may be entitled to indemnification under this Article X. In the event that an Indemnified Party is entitled to any Tax Offset, insurance, indemnification or other recovery from any third party with respect to any Losses for which such Indemnified Party seeks indemnification, such Indemnified Party shall use commercially reasonable efforts to claim and obtain any such Tax Offset, insurance recovery or indemnification. In the event that any Tax Offset, insurance proceeds or other amounts from any third party are actually recovered or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such Tax Offset, insurance proceeds or other amounts relate, the portion of such indemnification payment equal to the amounts so recovered or realized in excess of the aggregate amount of Losses incurred by the Indemnified Party shall promptly be refunded to the Indemnifying Party, not to exceed the amount of indemnification payments theretofore paid by the Indemnifying Party in respect of such Losses.

(d) No Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Acquiror Indemnified Parties in the event of an Acquiror Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) had previously recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement.

(e) No Indemnified Party shall be entitled to indemnification pursuant to this Article X, for any Loss, cause of action or claim that is primarily a possible or potential Loss, cause of action or claim that such Party believes may be asserted rather than a Loss, cause of action or claim that has, in fact, occurred or been asserted, claimed or filed against such Indemnified Party by a third party or paid or incurred by such Indemnified Party.

(f) Notwithstanding any other provision of this Agreement to the contrary, no Acquiror Indemnified Party shall be entitled to indemnification under Section 10.2(a)(iv) or Section 10.2(a)(v) in respect of any Losses which occur or are increased as a result of the entry into force of, or any change in, after the Closing Date, any Law, even if such entry into force or change has retroactive effect.

(g) Notwithstanding any other provision of this Agreement to the contrary, the aggregate indemnification obligations of Sellers (i) pursuant to Section 10.2(a)(ii) or Section 10.2(a)(v) shall in no event exceed the Purchase Price and (ii) pursuant to Section 10.2(a)(iv) shall in no event exceed $40,000,000.

10.5 Indemnification Sole and Exclusive Remedy. Following the Closing, indemnification pursuant to this Article X shall be the sole and exclusive remedy of the Parties and any parties claiming by or through any party (including the Indemnified Parties) for any breach of any representation, warranty, covenant or agreement contained in this Agreement with respect to any provision of this Agreement.

10.6 Guaranty of Indemnity Obligations. The Tomkins Guarantor hereby unconditionally and irrevocably guarantees to Acquiror payment and timely performance by Sellers of their obligations under Section 10.2(a) (the “Guaranteed Obligations”). The liability of the Tomkins Guarantor by reason of this Section 10.6 is secondary, and Acquiror shall first be required to make a demand on, and take such other commercially reasonable efforts to enforce their rights against, Sellers for performance of the Guaranteed Obligations prior to proceeding against the Tomkins Guarantor; provided, however, that, subject to the foregoing, the Tomkins Guarantor waives any requirement that the beneficiaries of this guarantee exhaust any legal, contractual or equitable remedies against Sellers. The Tomkins Guarantor acknowledges that the benefit of the guarantee contained in this Section 10.6 is for the exclusive benefit of Acquiror and, subject to the second sentence of this Section 10.6, Acquiror in its sole and absolute discretion may claim under this guarantee or decline to claim under this guarantee with respect to the Guaranteed Obligations. The Tomkins Guarantor shall cause any successor to execute any and all documents such that any such successor would be bound as such Tomkins Guarantor hereunder.

ARTICLE XI.

MISCELLANEOUS

11.1 Waiver. Except as expressly provided in Section 6.5, any Party may, at any time prior to the Closing, by action taken by its board of directors or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement.

11.2 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) five (5) days after posting in the United States or Canada mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile and promptly confirmed by delivery in person, post or delivery service as aforesaid, in each case, with postage prepaid, addressed as follows:

(a) If to Acquiror, to:

CPPIB Equity Investments Inc.

Canada Pension Plan Investment Board

One Queen Street East, Suite 2600

Toronto, ON M5C 2W5

Attention: Shane Feeney

Facsimile No.: (416) 868-8689

with a copy (which shall not constitute notice) to :

Torys LLP

Suite 3000, P.O. Box 270

79 Wellington Street West

TD Centre

Toronto, ON M5K 1N2

Attention: Matt Cockburn

Facsimile No.: (416) 865-7380

(b) If to Sellers, to:

Tomkins Ltd.

1551 Wewatta Street

Denver, CO 80202

Attention: Thomas C. Reeve

Facsimile No.: (303) 744-4500

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: Paul F. Sheridan, Jr.

Facsimile No.: (202) 637-2201

or to such other address or addresses as the Parties may from time to time designate in writing.

11.3 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement; provided, however, that (a) notwithstanding the foregoing, in the event the Closing occurs, the past, present and future officers, directors and employees of the Companies (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and shall be entitled to the protections of, Section 6.2 and Section 6.3, as applicable, and (b) Pre-Closing Counsel shall be entitled to rely upon Section 6.5. No Party may assert any claim against any past, present or future director, officer, employee, stockholder, partner, Affiliate, agent, attorney, advisor or Representative of any Party or any Affiliate of any of the foregoing under this Agreement or in connection with the transactions contemplated hereby unless such Person is also a Party. Notwithstanding the foregoing, financing sources under the Debt Commitment Letter and their respective affiliates shall be considered third party beneficiaries with respect to Sections 9.2(c), 11.10 and 11.13.

11.5 Expenses. Subject to Section 2.6(f), Section 5.3(d), Section 6.1(e) and Section 7.2(e), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that Acquiror shall pay all fees and expenses in connection with any financing arrangements, regardless of whether such financing fees and expenses were to be incurred by the Companies, and Sellers shall be liable for the Retained Liabilities.

11.6 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles or rules that would result in the application of any Law other than the Law of the State of Delaware.

11.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or as a pdf or similar attachment to an electronic communication shall have the same effect as delivery of a manually executed counterpart to this Agreement.

11.8 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the Schedules shall be deemed to be a disclosure with respect to all other Sections or Schedules only to which the applicability of such disclosure is reasonably apparent. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. No disclosure in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between any of the Parties except as expressly set forth in this Agreement.

11.10 Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement and that makes reference to this Agreement; provided that the parties hereto shall not waive the provisions of Sections 9.2(c), this 11.10 and 11.13 in a manner that would materially adversely affect the rights of the Lenders thereunder without the written consent of the Lenders.

11.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Acquiror and Sellers, which approval shall not be unreasonably withheld by any Party, provided that such approval shall not be necessary to the extent that any such communication is required by any Law or stock exchange requirement.

11.12 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the Parties.

11.13 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the Parties irrevocably agrees that, except as set forth below, any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereby further agree that the State of New York or the U.S. Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any Lender or any affiliate thereof (other than an Affiliate of Acquiror) under the Debt Commitment Letter in connection with the transactions contemplated by this Agreement.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTIONS INVOLVING ANY LENDER OR ANY AFFILIATE THEREOF (OTHER THAN ANY AFFILIATE OF ACQUIROR) UNDER THE DEBT COMMITMENT LETTER).

11.14 Specific Enforcement. Subject to the agreement of the parties in Section 9.2 that, except for the limited circumstances described therein, the Termination Fee shall constitute liquidated damages and, in the case of Sellers, subject to the limitations contained in the third sentence of this Section 11.14, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages, prior to the valid termination of this Agreement in accordance with Section 9.1, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 9.2 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Acquiror would have entered into this Agreement. Notwithstanding the immediately preceding sentence, it is explicitly agreed that the right of Sellers to seek specific performance or other equitable remedies to enforce Acquiror’s obligation to cause the Equity Financing to be funded to fund the transactions contemplated by this

Agreement (but not the right of Sellers to specific performance or other equitable remedies for obligations other than Acquiror’s obligation to cause the Equity Financing to be funded to fund the transactions contemplated by this Agreement) shall be subject to the requirements that (A) all of the conditions to Closing set forth in Section 8.1 and Section 8.2 were satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded, (B) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (C) Sellers have confirmed that if the Equity Financing and Debt Financing are funded, then they will take such actions that are within their control to cause the Closing to occur. For the avoidance of doubt, without limiting the provisions of Section 5.6, it is hereby acknowledged and agreed that Sellers shall be entitled to seek specific performance to cause Acquiror to enforce, including against anticipatory breach, the obligations of the Lenders to fund the Debt Financing under the Debt Documents; provided, that all of the conditions to the consummation of the Closing of the financing pursuant to the Debt Commitment Letter have been satisfied (other than those conditions that by their nature are to be satisfied at Closing). Subject to the foregoing, each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction. If a court of competent jurisdiction set forth in Section 11.13 has declined to specifically enforce the obligations of Acquiror to take all actions under this Agreement up to and including the consummation of the Closing pursuant to a claim for specific performance brought against Acquiror pursuant to this Section 11.14, then the sole and exclusive remedy of Sellers will be payment of the Termination Fee (and any amounts due pursuant to Section 9.2(e) and the Surviving Provisions) if applicable in accordance with the terms and conditions of Section 9.2. For the avoidance of doubt, while Sellers may pursue both a grant of specific performance to the extent permitted by this Section 11.14 and the payment of the Termination Fee (and the payment of any amounts pursuant to the Surviving Provisions and Section 9.2(e), if applicable), under no circumstances shall Sellers be permitted or entitled to receive both a grant of specific performance to require Acquiror to consummate the Closing and payment of the Termination Fee (and the payment of any amounts pursuant to the Surviving Provisions and Section 9.2(e), if applicable).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed and delivered as of the date first above written.

TOMKINS FINANCE LIMITED

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS ENGINEERING LIMITED

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS OVERSEAS INVESTMENTS LIMITED

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS INVESTMENTS LIMITED

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS SC15 LIMITED

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS LUXEMBOURG S.À.R.L

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS AMERICAN INVESTMENTS S.À.R.L

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS INVESTMENTS COMPANY S.À.R.L

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

MONTISK INVESTMENTS NETHERLANDS CV

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

TOMKINS AUTOMOTIVE COMPANY S.À.R.L

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

Solely for purposes of Section 10.6 hereof,

TOMKINS LIMITED

By:	/s/ Thomas C. Reeve
Name:	Thomas C. Reeve
Title:	Authorized Representative

QS0001 CORP.

By:	/s/ Andre Bourbonnais
Name:	Andre Bourbonnais
Title:	Authorized Signatory